As filed with the Securities and Exchange Commission on September 25, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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GLOBAL PAYMENTS INC.

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10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

(770) 829-8234

September 25, 2015

Dear Shareholder:

The board of directors and officers of Global Payments Inc. join me in extending to you a cordial invitation to attend our 2015 annual meeting of shareholders. The meeting will be held on Wednesday, November 18, 2015, at 9:00 a.m. Eastern Standard Time, at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. At the annual meeting, shareholders will be asked to vote on three proposals set forth in the Notice of 2015 Annual Meeting of Shareholders and the proxy statement following this letter.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. I urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.

If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Investor.Relations@globalpay.com or (770) 829-8234. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.

We look forward to seeing you on November 18th.

Sincerely,

Jeffrey S. Sloan	William I Jacobs
Chief Executive Officer	Chairman of the Board

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

September 25, 2015

Notice of 2015 Annual Meeting of Shareholders

The 2015 annual meeting of shareholders of Global Payments Inc. (the “Company”), will be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on Wednesday, November 18, 2015, at 9:00 a.m. Eastern Standard Time, for the following purposes:

1.	To elect the two directors nominated by our board of directors and named in the proxy statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers; and

3.	To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent public accountant firm.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

On September 25, 2015, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on September 9, 2015 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Standard Time, on November 17, 2015.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees, for the approval, on an advisory basis, of the compensation of our named executive officers, and for the ratification of the reappointment of Deloitte as the Company’s independent public accounting firm. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green Executive Vice President, General Counsel and Corporate Secretary

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For complete information regarding the 2015 annual shareholder meeting, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the fiscal year ended May 31, 2015, or fiscal 2015, please review the entire proxy statement and our Annual Report on Form 10-K for fiscal 2015, or the 2015 annual report. In this proxy statement, the “company,” “we,” “our” and “us” refer to Global Payments Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Information About Our 2015 Annual Shareholder Meeting

Date and Time:	Wednesday, November 18, 2015, at 9:00 a.m. Eastern Standard Time

Place:	Our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473

Record Date:	September 9, 2015

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number
1 – Election of Two Directors	FOR	7
2 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	19
3 – Ratification of the Reappointment of Our Independent Public Accounting Firm	FOR	46

Fiscal 2015 Company Performance Highlights

We experienced strong business and financial performance around the world during fiscal 2015. Highlights include the following:

•	Our share price increased 52%, while the S&P 500 index increased 10%.

•	Revenue grew 9% from the prior fiscal year to $2.78 billion.

•	Cash diluted earnings per share grew 18% to $4.85, compared to $4.12 in the prior fiscal year.[1] GAAP diluted earnings per share was $4.12, compared to $3.37 in the prior fiscal year.

•	Annual cash operating margin expanded for the first time since 2006, increasing approximately 60 basis points from the prior fiscal year.

•	We expanded significantly into new markets in Asia-Pacific (Australia and New Zealand) and Europe (Ireland) and signed agreements to enhance our position in existing markets (the Philippines and United States).

•	We committed nearly $1 billion of capital to acquisitions, share repurchases and dividends to expand our business and efficiently return capital to shareholders.

[1]	Cash diluted earnings per share is a non-GAAP financial measure. For information about how this measure is calculated, including a reconciliation to GAAP diluted EPS, see “Additional Information—Non-GAAP Financial Measures” beginning on page 55.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 1

Corporate Governance Highlights (Page 12)

Our board of directors values independent, effective and ethical corporate governance. Highlights of our corporate governance structure include the following:

☑ Independent Chairman with 14-year tenure as director	☑ Nine year average tenure of independent directors
☑ Fully independent board except CEO	☑ Minimum stock ownership requirements
☑ Fully independent committees	☑ Limitation on outside board and audit committee service
☑ Independent directors meet without management present	☑ Greater than 75% attendance at meetings
☑ Classified board structure	☑ Annual board and committee self-evaluations
☑ Maximum age requirement for nomination to our board	☑ Code of business conduct and ethics
☑ Majority voting for directors in uncontested elections

Director Nominees (Page 9)

One of our directors, Alex W. Hart, is not eligible for re-election due to the age requirement set forth in our Corporate Governance Guidelines. As a result, effective immediately after the 2015 annual meeting, the size of the board will be reduced from nine directors to eight directors. The two directors nominated for re-election are set forth below:

	Tenure (Years)	Principal Occupation	Independent	Audit Committee	Compensation Committee	Governance & Risk Oversight Committee	Technology Committee
William I Jacobs (Chair)	14	Business Advisor	Yes
Alan M. Silberstein	12	President, Allston Associates LLP	Yes

Member. Chair.

Named Executive Officers

In the “Compensation of Named Executive Officers” section of this proxy statement, we have provided specific data about the compensation of our “named executive officers,” as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for fiscal 2015. Two individuals (Messrs. Schuessler and Balas) are named executive officers for purposes of describing our compensation during fiscal 2015, even though these individuals are no longer executive officers of our company. Our named executive officers include the following individuals:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, President and Chief Operating Officer (former Senior Executive Vice President and Chief Financial Officer)

•	Cameron M. Bready, Executive Vice President and Chief Financial Officer

•	Guido F. Sacchi, Executive Vice President and Chief Information Officer

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary

•	Morgan M. Schuessler, former President—International

•	G. Thomas Balas, Jr., former Executive Vice President and Chief Human Resources Officer

2 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Compensation Philosophy and Highlights (Page 24)

We Do:	We Do Not:
☑ Tie pay to financial and share price performance	☒ Provide for excise tax gross-ups
☑ Retain an independent compensation consultant	☒ Provide for dividend equivalent rights
☑ Benchmark against our peer group	☒ Permit hedging or pledging of our stock
☑ Conduct an annual say-on-pay vote	☒ Re-price or discount stock options
☑ Adjust performance goals under our annual incentive plan to reflect acquisition impacts
☑ Employ “double-trigger” change-in-control compensation
☑ Have a clawback policy
☑ Impose minimum stock ownership thresholds and holding periods until such thresholds are met

Core Compensation Components

The core components of our annual compensation program for each of our named executive officers include base salary, short-term cash incentives and long-term equity incentives. Highlights are below:

Core Component	Form	Objective/Features	Page
Base salary	Cash	Base salaries are intended to provide compensation consistent with our executives’ skills, responsibilities, experience and performance in relation to the marketplace.	24

Annual Cash Incentives	Cash	Our annual performance plan rewards short-term company performance, while aligning the interests of our named executive officers with those of our shareholders. For fiscal 2015, awards under our annual performance plan were determined based on specified goals for adjusted cash earnings per share, adjusted revenue and adjusted operating margin, each as adjusted for certain acquisitions.	25

Performance units	Equity	Performance units represented approximately 50% of our long-term incentive awards. Performance units are performance-based restricted stock units that, after a three-year performance period, convert into a number of unrestricted shares that depends on the average of the growth of our annual cash EPS for each of the three years in the performance period. These long-term equity awards are intended to closely align the performance of our executives with the interests of our shareholders by utilizing a lengthy performance period and a single performance metric that is most relevant to the daily management of our operations.	27

Stock Options	Equity	Stock options represented approximately 25% of our long-term incentive awards. These stock options will vest in equal installments on each of the first three anniversaries of the grant date. The exercise price of each option was equal to the closing price of our stock on the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	28

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 3

Core Component	Form	Objective/Features	Page
Restricted Stock	Equity	Restricted shares of our common stock with time-based vesting represented approximately 25% of our long-term incentive awards. Restricted stock granted as part of our annual compensation program vest in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	28

Outside of our annual compensation program, our named executive officers received certain non-recurring, supplemental awards. Mr. Bready received a grant of restricted shares in connection with his initial hire, which will vest in equal installments on each of the first four anniversaries of the grant date. See “Compensation Discussion and Analysis—Supplemental Awards—Initial Award of Restricted Shares to CFO” on page 30 for additional information about this award. In addition, all named executive officers received leveraged performance units, or LPUs, which are performance-based restricted stock units that are earned, if at all, at the end of a three-year performance period based on both the absolute share price appreciation of our stock and the relative share price appreciation of our stock compared to the S&P 500 index. After the three-year performance period, one-third of any earned LPUs will convert into unrestricted shares of our common stock, and the remaining two-thirds will convert into restricted shares of our common stock that will vest in equal installments on the fourth and fifth anniversary of the LPU grant date. The LPUs were designed as a non-recurring event for a relatively new management team, intended to incentivize long-term shareholder value and outperformance. See “Compensation Discussion and Analysis—Supplemental Awards—Leveraged Performance Units” beginning on page 29 for additional information about the LPUs.

4 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our company for use at the 2015 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on Wednesday, November 18, 2015, at 9:00 a.m., Eastern Standard Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR each of the three proposals scheduled to be voted on at the meeting, which include the following:

•	Proposal 1: Election of the two directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2015. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Ratification of the reappointment of Deloitte & Touche LLP, or Deloitte, as our independent public accountant firm for the fiscal year ending May 31, 2016, or fiscal 2016.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion. The board of directors is not currently aware of any properly submitted shareholder proposals.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our annual report available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our annual report and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised in any of the following ways:

•

Deliver written notice of revocation to our Corporate Secretary at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, or submit to us a duly executed proxy card bearing a later date. To be effective,

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 5

your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•	Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Standard Time, on November 17, 2015, the day before the annual meeting.

•	Appear at the annual meeting and vote in person, regardless of whether you previously submitted a notice of revocation.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on September 9, 2015 are entitled to vote at the annual meeting. On that date, there were 64,941,844 shares of common stock issued and outstanding, held by approximately 2,298 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be present, either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

Each of the three scheduled proposals will be approved by the affirmative vote of a majority of the votes cast. This means that a proposal is approved if the number of shares voted “for” the proposal exceeds the number of shares voted “against” the proposal.

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

6 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent auditor. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal. Since each of the scheduled proposals requires approval by a majority of votes cast, abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal. As a result, although abstentions and broker non-votes may be counted for the purpose of establishing a quorum for the meeting, they have no effect on the voting results.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting?

Yes. SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in our proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in our proxy statement for the 2016 annual meeting must submit his or her proposal to us in writing on or before May 28, 2016, which is 120 days before the one-year anniversary of the mailing of this proxy statement. Proposals must comply with all applicable SEC rules and our bylaws. In addition, if a shareholder wishes to present a proposal at the 2016 annual meeting, whether or not the proposal is intended to be included in the 2016 proxy material, our bylaws require that the shareholder give advance written notice to us on or after April 28, 2016 and on or before May 28, 2016. A shareholder may be permitted to present a proposal at the 2016 annual meeting, even if the proposal was not included in the 2016 proxy material. In such a case, if the proposal is received after August 11, 2016, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement, we believe that the proxy holder would have the discretionary authority granted by the proxy cards (and as permitted under SEC rules) to vote on the proposal on behalf of the shareholders who submitted proxies.

If a shareholder wishes for the Governance and Risk Oversight Committee to consider a candidate for director recommended by the shareholder for nomination to our board of directors, the shareholder must submit such recommendation to our Corporate Secretary at our corporate offices in accordance with the procedures described above. In addition, our bylaws require that, among other things, all shareholder recommendations for director candidates must be in writing and must set forth the shareholder’s name, address and other contact information as well as the following information about the recommended candidate: (i) name, date of birth, business address and residential address, (ii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Exchange Act of 1934, as amended, or the Exchange Act; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (vii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 7

Proposal One: Election of Directors

Our board of directors currently consists of nine members who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms. We have three directors in each of the three classes, as shown below:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Ruth Ann Marshall	2016	John G. Bruno	2017	Alex W. Hart	2015
John M. Partridge	2016	Michael W. Trapp	2017	William I Jacobs	2015
Jeffrey S. Sloan	2016	Gerald J. Wilkins	2017	Alan M. Silberstein	2015

Mr. Hart was not eligible for re-election due to the age requirement in our Corporate Governance Guidelines. Effective immediately after the 2015 annual meeting, the size of our board will be reduced from nine directors to eight directors. As a result, our board of directors has nominated the following two directors for election at the 2015 annual meeting:

•	William I Jacobs (Class III)

•	Alan M. Silberstein (Class III)

If elected, Messrs. Jacobs and Silberstein will serve three-year terms expiring in 2018 or until their respective successors have been duly elected and qualified. In each case, the director nominee, if elected, will serve a shorter term in the event of his resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the two nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

8 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Nominees for Election as Directors

Biographical and other information about each director nominated for election is set forth below:

William I Jacobs

•  Chairman of the Board

•  Class III

•  Independent director since 2001

•  Lead independent director since 2003

•  If elected, term expires in 2018

•  Compensation Committee; Governance and Risk Oversight Committee

•  Age 74

Chairman of the Company’s Board of Directors (since June 2014); Lead Independent Director of the Company’s Board of Directors (2003 – May 2014); Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000 – 2002); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999 – 2000); Executive Vice President, Global Resources for MasterCard International (1995 – 1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc., a bond insurance company (1984 – 1994); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (2004 – June 2013). Mr. Jacobs also currently serves on the Boards of Directors of LifeNexus, Inc., a private healthcare company, and The BondFactor Company, a private municipal financial guaranty company. In determining that Mr. Jacobs should continue to serve as a director, our Board considered Mr. Jacobs’ executive management experience, leadership skills demonstrated throughout his 12-year tenure as our Chairman of the Board or lead independent director, board expertise and legal training, which the Board believes will continue to provide leadership and consensus building skills on matters of strategic importance.
Alan M. Silberstein • Class III • Independent director since 2003 • If elected, term expires in 2018 • Governance and Risk Oversight Committee (Chair); Audit Committee • Age 67	President, Allston Associates LLP (previously Silco Associates Inc.), a private management services firm (since 2004); President and Chief Operating Officer, Debt Resolve, Inc., a public online collections services provider (2003 – 2004); President and Chief Executive Officer, Western Union, a publicly-traded financial institution (2000 – 2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996 – 1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992 – 1995). Mr. Silberstein has also served as a director of Green Bancorp, Inc., a publicly-traded bank holding company, since 2010 and previously served as a director of CAN Capital (formerly Capital Access Network, Inc.), a private non-bank alternative capital provider. In determining that Mr. Silberstein should continue to serve as a director, our Board considered his experience specifically in the financial services industry, his broader experience managing several diverse companies and the in-depth knowledge about our company gained from his lengthy tenure as a director.

Other Directors

Biographical information with respect to our other directors is set forth below:

John G. Bruno • Class II • Independent director since June 2014 • Term expires in 2017 • Technology Committee • Age 50	Executive Vice President of Enterprise Innovation and Chief Information Officer, Aon plc, a publicly-traded global risk management service provider (since September 2014); Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (November 2013 – September 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (November 2011 – November 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 – October 2011); Managing Director, Goldman Sachs Group, Inc. (2007 –2008); Managing Director, Merrill Lynch & Co., Inc. (2006 – 2007); Senior Vice

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 9

President, General Manager, RFID Division of Symbol Technologies, Inc., a private information technology company (2005 – 2006); Senior Vice President, Corporate Development, Symbol Technologies, Inc. (2004 – 2005); Senior Vice President, Business Development, and Chief Information Officer, Symbol Technologies, Inc. (2002 – 2004). In deciding to nominate Mr. Bruno, our Board considered his extensive experience with technology-related matters within the financial services industry.
Alex W. Hart • Class III • Independent director since 2001 • Term expires in 2015 (not nominated for re-election) • Compensation Committee (Chair); Technology Committee • Age 75	Business consultant to financial services industry (since 1997); Chairman of the Board, SVB Financial Group, a publicly-traded financial services company (2001 – April 2012); Chief Executive Officer of Advanta Corporation, a financial services company (1995 – 1997); Executive Vice Chairman of Advanta Corporation (1994 – 1995); President and Chief Executive Officer of MasterCard International (1988 – 1994); Director, VeriFone, Inc., a publicly-traded electronic payment solutions provider (since 2006); Director, Mitek Systems, Inc., a mobile video technology company (since December 2010). Mr. Hart also serves as a director of Solicore Inc., a private developer and manufacturer of embedded power solutions. In determining that Mr. Hart should continue to serve as a director until the 2015 annual meeting, our Board considered his substantial experience in our industry obtained from, among other things, the services he provided to MasterCard, as well has his experience serving on boards of public companies, including his long-term directorship with our company.
Ruth Ann Marshall • Class I • Independent director since 2006 • Term expires in 2016 • Compensation Committee; Governance and Risk Oversight Committee • Age 61	President, Americas for MasterCard International (2000 – 2006); Senior Executive Vice President, Concord EFS, Inc., a public provider of processing services that merged with First Data Corporation in 2004 (1995 – 1999); Director, Regions Financial Corporation (since 2011) and ConAgra, Inc., a publicly traded packaged food company (since 2007). In determining that Ms. Marshall should continue to serve as a director, our Board considered her deep knowledge of our business and industry as well as her detailed and in-depth knowledge of the issues, opportunities and challenges facing us, which our Board believes will continue to make her an invaluable member of our Board.
John M. Partridge • Class I • Independent director since November 2013 • Term expires in 2016 • Compensation Committee; Technology Committee • Age 66	Advisor to Visa Inc. (since April 2013); President, Visa Inc. (2009 – 2013); Chief Operating Officer, Visa Inc. (2007 – 2009); President and Chief Executive Officer, Inovant, a subsidiary of Visa Inc. (2000 – 2007); Interim President of VISA USA (2007); Director, Cigna Corporation, a publicly-traded health insurance company (since 2009). In determining that Mr. Partridge should continue to serve as a director, our Board considered his substantial experience in the financial services industry, having served as, among other things, President of Visa Inc., which our Board believes will continue to bring valuable insight from the perspective of card networks.
Jeffrey S. Sloan • Class I • Director since January 2014 • Term expires in 2016 • No committees • Age 48	Chief Executive Officer of the Company (since October 2013); President of the Company (June 2010 – June 2014); Partner, Goldman Sachs Group, Inc. (2004 – May 2010), where Mr. Sloan led the Financial Technology Group in New York and focused on mergers, acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (2001 – 2004); Vice President, Goldman Sachs Group, Inc. (1998 –2001); Director, Fleetcor Technologies, Inc., a publicly-traded provider of fuel cards and workforce payment products and services (since July 2013). In deciding to appoint Mr. Sloan as the Company’s Chief Executive Officer and nominate Mr. Sloan for election as a director, our Board considered his more than

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20 years of experience in the financial services and technology industries, the in-depth knowledge of the Company he obtained as our President prior to his appointment as a director, his extensive experience with public companies and mergers and acquisitions and his strong leadership skills.
Michael W. Trapp • Class II • Independent director since July 2003 • Term expires in 2017 • Audit Committee (Chair); Governance & Risk Oversight Committee • Audit Committee Financial Expert • Age 75	Managing Partner, Southeast area, Ernst & Young LLP (1993 – 2000); Director, Ann Inc. (2003 – May 2013); Non-executive Chairman, The North Highland Company, Inc., a private consulting firm (since November 2012); Director, The North Highland Company, Inc. (since 2001). In deciding to nominate Mr. Trapp, our Board considered his expertise and knowledge regarding finance and accounting matters, as well as his in-depth knowledge of the Company that he obtained from his lengthy tenure as a director, which the Board believes enable him to continue to provide valuable leadership to the oversight of financial reporting.
Gerald J. Wilkins • Class II • Independent director since 2002 • Term expires in 2017 • Audit Committee; Technology Committee (Chair) • Age 57	President, WJG Consulting, Inc., a private consulting firm (2003 – 2007 and 2008 to present); Chief Financial Officer, Habitat for Humanity International (2007 – 2008); Executive Vice President and Chief Financial Officer, AFC Enterprises, Inc., now Popeyes Louisiana Kitchen, Inc., a publicly-traded quick-service restaurant company (2000 – 2003); Chief Financial Officer, AFC Enterprises, Inc. (1995 – 2000); Vice President, International Business Planning, KFC International, a quick-service restaurant company and subsidiary of publicly-traded Yum! Brands, Inc. (1993 – 1995); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (August 2012 – June 2013); Director, AFC Enterprises, Inc. (2001 – 2003). In deciding to nominate Mr. Wilkins, our Board considered his in-depth knowledge of the Company, which he obtained from his lengthy tenure as a director, as well as his substantial experience as a principal financial officer of a publicly-traded company, which the board believes will enable Mr. Wilkins to continue to provide perspective regarding financial and accounting matters.

There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

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Corporate Governance

Board Leadership

Our board of directors is chaired by Mr. Jacobs, one of our independent directors. Our board believes that Mr. Jacobs’ service as Chairman enhances the independent oversight of management, while continuing to provide the decisive leadership necessary for an effective Chairman. From his 14-year tenure as a member of our board and 12-year tenure as either Chairman of the Board or lead independent director, Mr. Jacobs has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business. As a result, our board believes that Mr. Jacobs is well-positioned to ensure that the board’s time and attention is focused on the most critical matters.

Our Corporate Governance Guidelines do not express a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Although our Chairman of the Board is an independent director, if in the future a non-independent director serves as Chairman of the Board, the board will appoint a lead independent director to fulfill the following responsibilities:

•	Preside at all meetings of the board at which the Chairman is not present (including all executive sessions of independent directors);

•	Serve as the liaison between the Chairman and the independent directors;

•	Generally approve information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	In conjunction with the Compensation Committee, review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, determining and approving the Chief Executive Officer’s compensation based upon such evaluation, and communicating with the Chief Executive Officer regarding the foregoing; and

•	Any other responsibilities that may be delegated to the lead independent director by the board from time to time.

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Risk Oversight Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our company and our subsidiaries and affiliates, on the other hand. The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. In July 2015, our board of directors reviewed the independence of our directors and determined that all of our directors, except Mr. Sloan (our Chief Executive Officer), are independent under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from our or any of our subsidiaries other than their directors’ compensation, and they may not be affiliated with our company or any of our subsidiaries. In addition, when affirmatively determining the independence of any director who will serve on the Compensation Committee, our board of directors must consider all factors specifically relevant to determining whether a director has a relationship to our company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee,

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including (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by our company to such director; and (ii) whether the director is affiliated with our company, our subsidiaries or our affiliates.

Criteria for Board Membership

When making recommendations to our board of directors regarding director candidates, our Governance and Risk Oversight Committee evaluates candidates primarily based on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the board of directors;

•	Service on no more than five other boards of directors of publicly-held corporations; and

•	Service on no more than two other audit committees of publicly-held corporations.

In lieu of a formal diversity policy, as part of our Governance and Risk Oversight Committee’s evaluation of director candidates and in addition to other standards the committee may deem appropriate from time to time for the overall structure and composition of the board, the committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The committee considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination if the committee believes the candidate will make an exceptional contribution to our company and our shareholders. In evaluating nominees, the committee also takes into account the consideration that members of the board of directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Risk Oversight Committee considers candidates for director who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement—May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” for additional information about our policies for shareholder proposals.

Committee Composition and Meeting Attendance

Our board of directors has established four standing committees, which include the Audit Committee, the Compensation Committee, the Governance and Risk Oversight Committee and the Technology Committee, all of which are comprised exclusively of independent directors.

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The following table provides information about current committee membership and meetings (during fiscal 2015) for our board and each committee:

	Audit Committee	Compensation Committee	Governance and Risk Oversight Committee	Technology Committee
John G. Bruno
Alex W. Hart
William I Jacobs
Ruth Ann Marshall
John M. Partridge
Alan M. Silberstein
Jeffrey S. Sloan
Michael W. Trapp
Gerald J. Wilkins
Meetings in Fiscal 2015	4	5	5	4

    Chair             Member             Financial Expert(1)

(1)	“Audit committee financial expert,” as defined under SEC rules.

Our full board of directors met seven times during fiscal 2015. All of our directors attended at least 75% of the meetings of the board in fiscal 2015, including meetings of the committees of which they were members. Pursuant to our Corporate Governance Guidelines, all of our directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2014 annual meeting.

Committee Responsibilities

Each of the committee charters and our corporate governance guidelines is available in the investor relations section of our website, www.globalpaymentsinc.com, and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Each committee is authorized to delegate responsibilities to subcommittees as appropriate. The responsibilities of each committee are described below.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, helps ensure the integrity of our financial statements, our compliance with certain legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor, the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In addition, the Audit Committee is responsible for reviewing and approving or ratifying all related-party transactions that would require disclosure under Item 404 of Regulation S-K, promulgated under the Exchange Act. The Audit Committee also prepares a report that is included in this proxy statement. Members of the Audit Committee may not serve simultaneously on the audit committees of more than two other public companies unless our board of directors determines that such service would not impair the ability of the director to effectively serve on the Audit Committee.

Compensation Committee

The Compensation Committee reviews levels of compensation, benefits and performance criteria for our executive officers and administers all of our equity compensation plans. The Compensation Committee also considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring its compensation consultants, including their independence. See “Corporate Governance—Board Oversight of Risk Management” on page 15 for additional information about the Compensation Committee’s responsibilities relating to risk management.

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During fiscal 2015, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., or FWC, to replace Meridian Compensation Partners LLC, each an independent consulting firm, to provide compensation consulting services for fiscal 2015. The Compensation Discussion and Analysis section of this proxy statement describes our processes and procedures for the consideration and determination of executive compensation, including the role of the independent consultant in determining compensation.

None of the members of the Compensation Committee (i) has ever served as an officer or an employee of our company or any of our subsidiaries or (ii) has ever had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Technology Committee

The Technology Committee provides board-level oversight with regard to our technology and information security practices and serves as a liaison between our board of directors and management with regard to such matters. The Technology Committee reviews all of our key initiatives and practices relating to technology and information security, approves significant policies, monitors our compliance with regulatory requirements and industry standards and provides guidance with regard to strategic direction. The Technology Committee helps to ensure that our strategic goals are aligned with our technology strategy and infrastructure and to ensure that we receive adequate support from our internal technology and information security providers. See “Corporate Governance—Board Oversight of Risk Management” on page 15 for additional information about the Technology Committee’s responsibilities relating to risk management.

Governance and Risk Oversight Committee

The Governance and Risk Oversight Committee’s primary responsibilities related to risk oversight are described below under “Corporate Governance—Board Oversight of Risk Management.” In addition to its risk oversight function, the Governance and Risk Oversight Committee is responsible for developing and recommending to the board of directors a set of corporate governance principles, evaluating and making recommendations regarding structure of the board and its committees and for identifying, discussing and proposing nominees (including incumbent directors) for open seats on the board of directors, based primarily on the criteria described under “Corporate Governance—Criteria for Board Membership” on page 13.

Board Oversight of Risk Management

Our board of directors views the oversight of risk management as one of its key functions, regularly engaging with management to maintain a risk-aware culture where risk management is deeply and pervasively embedded in all of our activities worldwide. Through its oversight of our enterprise risk management program, our board takes a multi-layered approach to this oversight role, where the full board engages directly with management to set high level policy and receive reports on risk management activities from each committee chairman and directly from management, while relying on each of its four standing committees to provide more in-depth oversight of specific key risk exposures.

Our board has delegated to the Governance and Risk Oversight Committee the responsibility to directly oversee our enterprise risk management program. Specifically, subject to oversight by the full board of directors, the Governance and Risk Oversight Committee is responsible for overseeing the process for identifying, assessing and managing the key risks our company faces, receiving recommendations from management with respect to such risks, and making recommendations to the full board of directors. The committee’s responsibilities related to oversight of the enterprise risk management program are process-oriented, meaning the committee takes steps to ensure that an effective process is in place to identify and manage key risk exposures, develop a risk mitigation plan and ensure proper reporting on compliance with such plan. Under the direction of the Governance and Risk Oversight Committee, we established a management risk committee comprised primarily of executive management that is responsible for identifying, assessing, prioritizing and developing action plans to mitigate key risks. The management risk committee reports to the full board or appropriate board committee periodically and more frequently as needed.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 15

Risk oversight responsibilities related to the substance of each identified key risk exposure, such as the application of the board’s risk tolerance in a particular area, are in some cases carried out by the full board without any delegation to a committee. For example, the full board directly oversees our risk management activities with respect to risks associated with our strategic direction. More frequently, oversight of defined risk exposures is carried out by the board committee with the most relevant subject-matter expertise. In these cases, the relevant board committee carries out these responsibilities, utilizing the process established by the Governance and Risk Oversight Committee, with reporting obligations to the full board. Our board has delegated risk oversight responsibilities for certain key risk exposures to its committees as follows:

•	Audit Committee. The Audit Committee oversees our risk management activities with respect to our financial reporting and disclosure obligations as well as our financial management and liquidity risks.

•	Compensation Committee. The Compensation Committee oversees our risk management activities with respect to our compensation policies and practices for our executive officers and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management, and our succession planning.

•	Governance and Risk Oversight. In addition to the process-oriented risk management activities outlined above, the Governance and Risk Oversight Committee directly oversees our risk management activities with respect to business continuity and disaster recovery, regulatory and industry compliance, geopolitical risk and privacy.

•	Technology Committee. The Technology Committee oversees our risk management activities with respect to information security and the scalability of our technological infrastructure.

Director Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified independent directors by providing them with competitive compensation and an equity interest in our company to align their interests with those of our shareholders. We do not pay additional compensation to directors who are also our employees for their service as a director.

In lieu of per-meeting fees, we pay our non-employee directors the cash and stock retainers set forth below:

Director	Basic Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer
Independent Chairman(1)	$85,000	$90,000	$175,000
Lead Independent Director(2)	$85,000	$65,000	$175,000
Chair of Audit Committee	$85,000	$20,000	$140,000
Chair of Compensation Committee	$85,000	$15,000	$140,000
Chair of Other Committees	$85,000	$12,500	$140,000
All Other Independent Directors	$85,000	N/A	$140,000

(1)	Directors who are also our employees do not receive compensation for their services as a director. As a result, these retainers will be payable only in the event that a non-employee director serves as Chairman of the Board. Mr. Jacobs, our Chairman of the Board, is a non-employee director and, therefore, receives these retainers. See “Corporate Governance—Board Leadership” beginning on page 12.

(2)	Our board will appoint a lead independent director only if a non-independent director serves as Chairman of the Board. Since our Chairman of the Board is an independent director, our board has not appointed a lead independent director and these retainers are not applicable. See “Corporate Governance—Board Leadership” beginning on page 12.

All annual cash and stock retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors). The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. As a result, on November 20, 2014, Mr. Jacobs received 2,095 shares of common stock, and each of the other independent directors received 1,676 shares of common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

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All of the independent directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Corporate Governance—Director Compensation—Non-Qualified Deferred Compensation Plan” below. However, in fiscal 2015, only Ms. Marshall participated, and she did not receive any interest on deferred compensation at an above-market rate of interest.

Fiscal 2015 Director Compensation Table

The following table summarizes the compensation of our independent directors during fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William I Jacobs	$175,000	$175,000	$350,000
John G. Bruno	$85,000	$140,000	$225,000
Alex W. Hart	$100,000	$140,000	$240,000
Ruth Ann Marshall	$85,000	$140,000	$225,000
John M. Partridge	$85,000	$140,000	$225,000
Alan M. Silberstein	$97,500	$140,000	$237,500
Michael W. Trapp	$105,000	$140,000	$245,000
Gerald J. Wilkins	$97,500	$140,000	$237,500

(1)	Represents basic and supplemental cash retainers earned during fiscal 2015. All annual cash retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors).

(2)	Represents the aggregate grant date fair value of awards of stock in fiscal 2015, all of which was fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The amount shown in this column is based on the closing price of our common stock on the grant date. None of our independent directors had any unvested stock awards (including stock options) outstanding as of May 31, 2015.

(3)	Prior to fiscal 2012, our non-employee directors received grants of stock options with four-year vesting periods and ten-year expiration periods. All of these stock options were fully vested as of May 31, 2015. The following table reflects the stock options for each non-employee director that were outstanding as of May 31, 2015. The value is calculated by multiplying the number of options outstanding by the difference between the closing price of our common stock on May 29, 2015 of $104.38 and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2015
William I Jacobs	25,124
John G. Bruno	—
Alex W. Hart	20,754
Ruth Ann Marshall	25,124
John M. Partridge	—
Alan M. Silberstein	25,124
Michael W. Trapp	—
Gerald J. Wilkins	13,102

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Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall is the only director who participated in the deferred compensation plan during fiscal 2015. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our Compensation Committee has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within three years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 300% of the director’s annual cash retainer.

Contacting Our Board of Directors

Any interested party may contact any or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. Any correspondence received by the Corporate Secretary in accordance with the foregoing sentence will be forwarded to the applicable director or directors.

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Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of September 9, 2015 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) the 15 persons, as a group, who were directors or executive officers of our company on September 9, 2015.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class
Named Executive Officers:
Jeffrey S. Sloan	121,561	47,114	168,675	*
David E. Mangum	81,917	55,253	137,170	*
Cameron M. Bready	29,438	6,143	35,581	*
Guido F. Sacchi	12,971	3,440	16,411	*
David L. Green	13,222	6,530	19,752	*
Morgan M. Schuessler(4)	—	—	—	*
G. Thomas Balas, Jr.(4)	12,082	13,714	25,796	*
Independent Director and Director Nominees:
William I Jacobs	26,460	25,124	51,584	*
John G. Bruno	2,528	—	2,528	*
Alex W. Hart	22,063	20,754	42,817	*
Ruth Ann Marshall.	15,513	25,124	40,637	*
John M. Partridge	3,880	—	3,880	*
Alan M. Silberstein	23,460	25,124	48,584	*
Michael W. Trapp(5)	18,537	—	18,537	*
Gerald J. Wilkins	10,500	9,102	19,602	*
All Directors and Executive Officers as a Group(6)	391,159	225,182	616,341	*

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328.

(2)	Includes the number of shares of common stock the person “beneficially owns,” as determined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of September 9, 2015. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, September 9, 2015 through the exercise of stock options.

(4)	As required by SEC rules, Messrs. Schuessler and Balas are included in this table because they are identified in this proxy statement as named executive officers, even though they were not executive officers on September 9, 2015. Amounts shown for these individuals are based in part on information provided by them after they ceased serving as executive officers.

(5)	Includes 8,677 shares owned by a revocable trust for which Mr. Trapp and his spouse serve as co-trustees.

(6)	Includes all 15 individuals who were directors or executive officers on September 9, 2015, as required by SEC rules. As a result, the securities owned by Messrs. Schuessler and Balas are excluded from the group total because, though they are required to be identified as named executive officers in this proxy statement and included individually in this table, they were not executive officers on September 9, 2015.

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Common Stock Ownership by Non-Management Shareholders

The following table sets forth information with respect to the only persons who are known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares(1)
FMR LLC(2)	5,660,375	8.7%
T. Rowe Price Associates, Inc.(3)	5,190,122	8.0%
The Vanguard Group(4)	4,217,228	6.5%
Blackrock, Inc.(5)	4,001,831	6.2%

(1)	Percentages calculated based on number of shares outstanding as of September 9, 2015.

(2)	This information is contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2015. FMR LLC reported sole dispositive power of all shares listed above and sole voting power for 465,777 of the shares listed above. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)	This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc., or Price Associates, with the SEC on February 13, 2015. Price Associates reported sole dispositive power for all of the shares shown and sole voting power for 1,299,670 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	This information is contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2015. The Vanguard Group reported sole dispositive power for 4,176,955 shares, shared dispositive power for 40,273 shares, and sole voting power for 45,873 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 30, 2015. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power for 3,804,238 of the shares listed above. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

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Biographical Information About Our Executive Officers

Biographical and other information about each of our current executive officers is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Proposal One: Election of Directors—Nominees for Election as Directors” beginning on page 9. Our executive officers serve at the pleasure of our board of directors.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
David E. Mangum	49	President and Chief Operating Officer	President and Chief Operating Officer (since June 2014); Senior Executive Vice President and Chief Financial Officer of the Company (August 2011 – June 2014); Executive Vice President and Chief Financial Officer of the Company (2008 – August 2011); Executive Vice President, Fiserv Corp., a financial services technology provider which acquired CheckFree Corporation in 2007 (2007 –2008); Executive Vice President and Chief Financial Officer, CheckFree Corporation (2000 – 2007); Senior Vice President, Finance and Accounting, CheckFree Corporation (1999 – 2000).
Cameron M. Bready	43	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since June 2014); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., or ITC, a publicly-traded independent electric transmission company (February 2012 – June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 – February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (2009 – January 2011).
Dr. Guido F. Sacchi	51	Executive Vice President and Chief Information Officer	Executive Vice President and Chief Information Officer (since August 2013); Chief Information Officer of the Company (June 2011 – August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 – May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 – 2010).
David L. Green	48	Executive Vice President, General Counsel and Corporate Secretary	Executive Vice President, General Counsel and Corporate Secretary (since November 2013); Senior Vice President and Division General Counsel of the Company (November 2011 – November 2013); Vice President and Division General Counsel of the Company (2007 – November 2011).
Jane M. Elliott	49	Executive Vice President and Chief of Staff	Executive Vice President and Chief of Staff (since November 2013); Senior Vice President, Strategic Planning and Investor Relations of the Company (2010 – December 2013); Vice President, Investor Relations of the Company (2003 – 2010).
David M. Sheffield	54	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer (since April 2015); Vice President, Accounting and Controller – U.S. Tower Division of American Tower Corporation, a publicly-traded real estate investment trust (January 2012 to April 2015); Vice President, Finance and Chief Accounting Officer of EMS Technologies, Inc., a publicly-traded technology company (2008 – January 2012).

There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 21

Proposal Two: Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our named executive officers. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers in fiscal 2015. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for fiscal 2015, our executive compensation program aligned individual compensation with the short-term and long-term performance of our company in ways such as the following:

•	Pay opportunities were appropriate to the size of our company when compared to peer companies.

•	Our annual compensation program was heavily performance-based, using multiple measures for short-term incentives and a simple, single measure for long-term incentives, as described in this proxy statement.

•	The performance metrics under our annual incentive plan were adjusted to reflect our acquisitions of Ezidebit and Realex.

•	Long-term incentives were linked to shareholder value through performance units, stock options and time-based restricted stock that change in value as share price fluctuates, as well as the leveraged performance units that were awarded as a non-recurring, supplemental award outside of our annual compensation program to reward stock price appreciation and outperformance over a three-year period subject to an additional vesting period thereafter.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our executive officers.

•	Executives are subject to stock ownership requirements.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•	Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	We did not re-price any stock options or issue any discounted stock options.

The vote regarding the compensation of our named executive officers described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions

22 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as it deems appropriate. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our 2016 annual shareholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 23

Compensation Discussion and Analysis

Executive Summary of Fiscal 2015

We experienced strong business and financial performance around the world during fiscal 2015. Highlights include the following:

•	Our share price increased 52%, while the S&P 500 index increased 10% .

•	Revenue grew 9% from the prior fiscal year to $2.78 billion.

•	Cash diluted earnings per share grew 18% to $4.85, compared to $4.12 in the prior fiscal year.[1] GAAP diluted earnings per share was $4.12, compared to $3.37 in the prior fiscal year.

•	Annual cash operating margin expanded for the first time since 2006, increasing approximately 60 basis points from the prior fiscal year.

•	We significantly expanded into new markets in Asia-Pacific (Australia and New Zealand) and Europe (Ireland) and signed agreements to enhance our position in existing markets (the Philippines and United States).

•	We committed nearly $1 billion of capital to acquisitions, share repurchases and dividends to expand our business and efficiently return capital to shareholders.

Our Compensation Committee, in consultation with its independent compensation consultants and input from management, redesigned elements of our annual compensation program for fiscal 2015. In determining to redesign the program, our Compensation Committee considered a number of factors, including, without limitation, our company’s strong performance in recent years as highlighted above, recent developments and common practices relating to the compensation programs of our peer group of companies, suggestions by our Compensation Committee’s new independent compensation consultant, and the results of last year’s say-on-pay vote. The most significant changes are described in detail in the paragraphs that follow, but in general, our Compensation Committee modified our compensation program to achieve the following overarching goals:

•	Incent performance over a longer period of time to enhance the alignment of management’s interests with the interests of our shareholders.

•	The fiscal 2015 executive compensation program features a long-term incentive that is approximately 75% performance-based.

•	Utilize different performance metrics for short-term incentives and long-term incentives in order to tailor the metric for the particular award, such as applying specified dollar amount performance targets for short-term incentives and year-over-year growth rates for long-term incentives.

•	Balance longer-term performance awards with other equity awards that feature a retentive component.

•	Eliminate individual, subjective components of compensation in favor of a structure that features objective and equally weighted performance metrics that are transparent and easier to understand and measure.

Our compensation program is aligned with short- and long-term company performance and includes best practices designed to reflect sound corporate governance. It is comprised of three primary components – base salary, the annual performance plan and the long-term incentive plan. Base salary is the only component of our executives’ compensation that does not fluctuate with our company’s performance or the value of our stock. The annual performance plan incents and rewards our executives for achievement of short-term goals aligned with our fiscal year operating plan. The long-term incentive plan incents and rewards our executives for achievement of long-term goals measured over a multi-year period. Awards under our long-term incentive plan include performance-based restricted stock units, which we refer to as “performance units,” stock options and time-based restricted stock.

Our performance-based plans support our strategy of facilitating the adoption of, and transition to, card, electronic and digital-based payments by expanding our share in existing markets through our distribution

[1]	Cash diluted earnings per share is a non-GAAP financial measure. For information about how this measure is calculated, including a reconciliation to GAAP diluted EPS, see “Additional Information—Non-GAAP Financial Measures” beginning on page 55.

24 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

channels, service innovation and acquisitions to improve our scale of offerings, while simultaneously seeking expansion into new markets through acquisitions around the world. Our annual performance plan is 100% performance-based. Approximately 75% of our long-term incentive plan is performance-based, and 100% of our long-term incentive plan fluctuates with our stock price. We consider our awards of stock options to be performance-based because they cannot be exercised for any profit unless our stock price appreciates after the grant date. In addition, all of our long-term, performance-based incentives are 100% stock-based, so that the value of the award fluctuates with our share price during the performance and vesting periods. Executives are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines also fluctuate with our share price.

Highlights of our fiscal 2015 compensation include the following:

•	The portion of total compensation target under our annual compensation program that is either performance-based or equity-based was 86% for our Chief Executive Officer and approximately 75% for our other named executive officers (based on a weighted average).

•	Our Compensation Committee redesigned our annual performance plan, which is 100% based on achievement of corporate performance goals, to be equally weighted between adjusted cash earnings per share, which we refer to as “adjusted cash EPS,” adjusted revenue and adjusted operating margin. For fiscal 2015, each of our named executive officers (identified below), other than Mr. Schuessler (who was not eligible for a payment due to his separation from the company), earned 173% of his target under the annual performance plan. These performance goals are discussed below under “Compensation Discussion and Analysis—Annual Performance Plan” beginning on page 29.

•	Our Compensation Committee redesigned our long-term incentive plan to include a mix of performance units with a longer performance period, stock options and restricted stock. Performance units are earned based on achievement of an adjusted cash EPS growth target over a three-year performance period. To the extent earned, performance units convert into unrestricted shares after performance results for the three-year performance period are certified. Stock options and restricted stock vest in equal installments on each of the first three anniversaries of their respective grant dates. The value of each of the long-term incentive awards changes as our share price changes, thereby aligning the interests of our executives with those of our shareholders.

•	As a supplemental award outside of our annual compensation program, on September 30, 2014, our named executive officers were granted performance-based restricted stock units that we refer to as “leveraged performance units,” or LPUs. LPUs are earned, if at all, at the end of a three-year performance period based on both absolute share price appreciation and relative share price appreciation as compared to the S&P 500 index. Once certified by our Compensation Committee after the end of the performance period, one-third of the earned LPUs will convert into unrestricted shares, and the remaining two-thirds of the LPUs will convert into restricted shares that will vest in equal installments on September 30, 2018 and 2019, the fourth and fifth anniversaries of the LPU grant date. See “Compensation Discussion and Analysis—Long-term incentive plan—Supplemental Awards—Leveraged Performance Units” beginning on page 34 for additional information about the LPUs.

•	TSR units granted in fiscal 2013 were earned in fiscal 2015. TSR units are performance-based restricted stock units earned based on our future three-year total shareholder return compared to the constituent companies in the S&P 500. Our performance during the relevant period resulted in a final payout of 163.75% of the target number of units. See “Compensation Discussion and Analysis—Prior Year Awards of Restricted Stock Units Earned in Fiscal 2015” beginning on page 36 for additional information about the fiscal 2013 TSR units.

Named Executive Officers

The following individuals are identified as “named executive officers” pursuant to SEC rules for the purpose of describing our compensation for fiscal 2015:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, President and Chief Operating Officer (former Senior Executive Vice President and Chief Financial Officer)

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 25

•	Cameron M. Bready, Executive Vice President and Chief Financial Officer

•	Guido F. Sacchi, Executive Vice President and Chief Information Officer

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary

•	Morgan M. Schuessler, former President – International

•	G. Thomas Balas, Jr., former Executive Vice President and Chief Human Resources Officer

Messrs. Schuessler and Balas separated from the Company on November 20, 2014 and August 31, 2015, respectively. We do not intend to fill Mr. Schuessler’s former position. Messrs. Sloan and Mangum have assumed Mr. Schuessler’s principal direct reports. The discussion below explains the detailed information provided in the tables contained in this section and places that information within the context of our overall compensation program. See “Compensation of Named Executive Officers” below for a series of tables containing specific information about the compensation earned or paid in fiscal 2015 to our named executive officers.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our executives with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk incentive award opportunities that are only payable if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation; and

•	protect our competitive position by prohibiting our executive officers from competing with our company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses risk mitigation factors and potential risk aggravators in our compensation program. For fiscal 2015, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our employees, and are not reasonably likely to have a material adverse effect on our company. As described above, our Compensation Committee redesigned our compensation program for fiscal 2015 in part to provide a wider variety of equity awards, which our Compensation Committee believes will mitigate the risk associated with the utilization of a single type of equity award. However, none of our Compensation Committee’s changes to our compensation program were made to address any change in the risk profile of our company.

Role of the Independent Compensation Consultant

In June 2014, our Compensation Committee retained Frederic W. Cook & Co., Inc., or FWC, to replace Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant. The Compensation

26 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Committee assessed the independence of Meridian and FWC and whether their work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules and determined that both consultants were independent. The consultants took guidance from and reported directly to the Compensation Committee. The consultants advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including our named executive officers. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for fiscal 2015, the consultants performed the following services relating to the Company’s fiscal 2015 compensation:

•	Meridian conducted a market review and analysis for our named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Meridian conducted pay and performance relationship analyses to evaluate the correlation of prior year performance of our company and pay levels to those of the peer group companies;

•	Meridian prepared tally sheets on our named executive officers to allow the Compensation Committee to review the reasonableness of the total wealth accumulated during each executive’s tenure with our company and to show the impact on our company of a termination of employment;

•	FWC assisted with the redesign of our annual performance plan and long-term incentive plan;

•	FWC assisted with an analysis and update to our compensation peer group; and

•	Meridian and FWC attended Compensation Committee meetings as requested by the committee to discuss these items.

All services performed for us by FWC and Meridian during fiscal 2015 were related to executive or director compensation.

Market Data

Our Compensation Committee considers the compensation levels, programs and practices of selected other companies to assist us in setting our executive compensation to ensure that it remains competitive. For fiscal 2015, our Compensation Committee requested that FWC review the peer group and suggest potential revisions. The Compensation Committee reviewed and discussed the analysis and approved the following peer group for fiscal 2015 benchmarking purposes. The companies were chosen because (i) each company in the peer group is in the transaction processing or data services business, (ii) each company in the peer group is publicly traded, (iii) at the time the peer group was constructed, our revenues were near the median of the group as a whole, and (iv) we compete for talent with many of these companies.

For fiscal 2015, our peer group included the following companies:

•    Acxiom Corporation

•    Alliance Data Systems Corporation

•    Broadridge Financial Solutions, Inc.

•    DST Systems, Inc.

•    The Dun & Bradstreet Corporation

•    Equifax Inc.

•    Euronet Worldwide, Inc.

•    Fidelity National Information Services, Inc.

•    Fiserv, Inc.

• Jack Henry & Associates, Inc. • Heartland Payment Systems, Inc. • MasterCard Inc. • Paychex, Inc. • Total System Services, Inc. • Vantiv, Inc. • Verifone Systems, Inc. • The Western Union Company

The fiscal 2015 group of peer companies listed above is the same as the peer group most recently used in fiscal 2014.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 27

Before the Compensation Committee set fiscal 2015 compensation, Meridian collected and analyzed comprehensive market data for its use. Meridian presented market figures representing the size-adjusted median of the market for base salary, target short-term incentive opportunity and long-term incentive opportunity. Meridian used peer group proxy data as the primary data source and supplemented it as necessary with general industry information from an executive compensation database maintained by Aon Hewitt. The Compensation Committee, with guidance from FWC, reviewed the data for each of our named executive officers for the different elements of compensation and made individual compensation decisions, taking into consideration factors such the individual’s peer group market position, as well as the individual’s performance, retention, internal equity, individual development and succession planning. As a result, some actual pay opportunities for our executives are higher or lower than the size-adjusted market median.

Role of Executive Officers

At the beginning of fiscal 2015, our Chief Executive Officer, with the assistance of our human resources department, developed compensation recommendations for the executive officers who reported directly to him (including our named executive officers) based on market data supplied by Meridian, our company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. The Compensation Committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of the independent consultants and the market data, in determining the compensation elements for these named executive officers. The Compensation Committee determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with the compensation consultants. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

Shareholder Say-on-Pay Vote for Fiscal 2014 and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 81% of the votes cast were cast in support of the compensation of our named executive officers. Prior to last year’s annual meeting of shareholders, our Compensation Committee had already redesigned our executive compensation program for fiscal 2015 and had already engaged a new compensation consultant to assist in that effort. The Compensation Committee believes that the executive compensation program for fiscal 2015, when compared to the compensation program for fiscal 2014, more closely aligns the long-term incentives of our executives with those of our shareholders and with market practices.

The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our executive compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Corporate Governance—Contacting Our Board of Directors” on page 18 for information about communicating with the board of directors.

Elements of Executive Compensation Program

The annual compensation program for our executives is comprised of the following components:

•	base salary;

•	short-term incentives under our annual performance plan;

•	long-term incentives under our long-term incentive plan; and

•	other benefits, including limited perquisites and a nonqualified deferred compensation plan.

28 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

For fiscal 2015, our Compensation Committee allocated the major elements of our compensation, including base salary, short-term incentives and long-term incentives, to approximate the mix of pay inherent in the size-adjusted median market data provided by Meridian. The following executive pay at target levels was set by the Compensation Committee for the fiscal 2015 annual compensation program:

Name	Base Salary	% of Total	Target Short-Term Cash Incentive	% of Total	Target Long-Term Equity Incentives	% of Total	Total
Jeffrey S. Sloan	$900,000	14%	$1,215,000	18%	$4,500,000	68%	$6,615,000
David E. Mangum	$575,000	21%	$575,000	21%	$1,550,000	57%	$2,700,000
Cameron M. Bready(1)	$500,000	23%	$425,000	20%	$1,250,000	57%	$2,175,000
Guido F. Sacchi	$375,000	29%	$225,000	17%	$700,000	54%	$1,300,000
David L. Green	$320,000	32%	$160,000	16%	$525,000	52%	$1,005,000
Morgan M. Schuessler(1)	$450,000	24%	$360,000	19%	$1,040,000	56%	$1,850,000
G. Thomas Balas, Jr.	$325,000	32%	$162,500	16%	$525,000	52%	$1,012,500

(1)	Mr. Bready’s annual base salary, prorated to reflect his hire date of June 30, 2014, was $458,904.

(2)	Mr. Schuessler’s base salary, prorated to reflect his separation date of November 20, 2014, was $212,055. In connection with his separation from the Company, Mr. Schuessler forfeited his unvested equity awards, including the fiscal 2015 grants.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary, which represents less than 15% of our Chief Executive Officer’s total compensation target and less than one-third of each of our other named executive officer’s total compensation target, is the one component of compensation that does not fluctuate with our company’s performance or the value of our stock. The Compensation Committee reviews the base salaries of our executive officers annually. After an evaluation by the Compensation Committee of the factors described above under “Compensation Discussion and Analysis—How Decisions Are Made—Market Data” on page 27, all the named executive officers, other than Mr. Bready who joined the Company during fiscal 2015, received increases in their base salaries compared to fiscal 2014.

The base salaries for our named executive officers for fiscal 2015, compared to their base salaries in effect at the end of fiscal 2014, are set forth below:

	Base Salary
Name	Fiscal 2015	Fiscal 2014		% Change
Jeffrey S. Sloan	$900,000	$800,000		12.5%
David E. Mangum	$575,000	$530,000		8.5%
Cameron M. Bready	$500,000	n/a		n/a
Guido F. Sacchi	$375,000	$350,200		7.1%
David L. Green	$320,000		(a)	(a)
Morgan M. Schuessler	$450,000	$425,000		5.9%
G. Thomas Balas, Jr.	$325,000	$315,000		3.2%

(a)	Amount not reported because Mr. Green was not a named executive officer until fiscal 2015.

Annual Performance Plan

Under our annual performance plan, we provide our named executive officers with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 29

Our annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. Our annual performance plan is a subplan of our 2011 Incentive Plan and is designed to allow annual incentive awards that are fully deductible under Section 162(m) of the Internal Revenue Code, or the Code. Under the 2011 Incentive Plan, the minimum threshold performance goal that our Compensation Committee sets for each plan year is the achievement of positive operating income, as reflected in our consolidated statements of income and filed with our Annual Report on Form 10-K for such fiscal year. However, our Compensation Committee typically sets significantly higher minimum threshold performance goals for the annual performance plan in each plan year, as it did for fiscal 2015. We refer to the minimum performance goal established by the 2011 Incentive Plan as “threshold operating income performance.” In any year that our company achieves the minimum threshold performance goals set by the Compensation Committee for that year, our Compensation Committee establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses negative discretion (as it has historically done) to pay a lesser amount. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance metrics and their respective weightings, and intermediate award opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance.

Target Bonus Opportunities

For fiscal 2015, after its review of the market data, our Compensation Committee approved the following target bonus opportunities for each of our named executive officers, expressed as a percentage of base salary:

Name	Target Award Opportunity	% of Base Salary
Jeffrey S. Sloan	$1,215,000	135%
David E. Mangum	$575,000	100%
Cameron M. Bready	$425,000	85%
Guido F. Sacchi	$225,000	60%
David. L. Green	$160,000	50%
Morgan M. Schuessler	$360,000	80%
G. Thomas Balas, Jr.	$162,500	50%

Performance Metrics

For fiscal 2015, the Compensation Committee allocated the target opportunity under the annual performance plan evenly among the following three performance metrics (each as adjusted by the Compensation Committee for certain acquisitions): adjusted cash EPS, adjusted revenue and adjusted operating margin. The methodology for determining, and the rationale for using, each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
Adjusted Cash EPS	Cash EPS, as described under “Additional Information—Non-GAAP Financial Measures” beginning on page 48, excluding the impact of foreign currency exchange.	Adjusted cash EPS is a primary metric management uses to more clearly focus on the factors we believe are pertinent to the daily management of our operations.
Adjusted Revenue	GAAP revenue, excluding the impact of foreign currency exchange.	Adjusted revenue demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.
Adjusted Operating Margin	GAAP operating income, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign currency exchange and other non-recurring charges, divided by adjusted revenue as described above.	Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

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Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere. For each of these separately-calculated performance metrics, each named executive officer could earn up to 200% of the target opportunity.

Degree of Performance Attainment	Adjusted Cash EPS Weighted 33%	Adjusted Revenue Weighted 33%	Adjusted Operating Margin Weighted 33%	Total Opportunity
Maximum	200%	200%	200%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	50%	50%
Below Threshold	0%	0%	0%	0%

The following table sets forth the range of goals for fiscal 2015 annual performance measures, our actual performance results for fiscal 2015 and the resulting payouts (expressed as a percentage of target). All goals include adjustments for our acquisitions of Ezidebit Holdings Pty Ltd, or Ezidebit, and Pay and Shop Limited, or Realex.

Performance / Payout	Adjusted Cash EPS		Adjusted Revenue (millions)		Adjusted Operating Margin
Performance thresholds:
Maximum		$4.89		$2,982	20.05%
Target		$4.66		$2,787	19.30%
Threshold		$4.33		$2,508	18.30%
Below Threshold	$	<4.33	$	<2,508	<18.30%
Actual fiscal 2015 performance		$5.21		$2,855	19.90%
Actual payout		200%		135%	185%

Payouts for 2015 Annual Performance Plan

The following table summarizes the final annual performance incentive plan payouts for each named executive officer based on fiscal 2015 performance for each performance metric and in total:

Name	Adjusted Cash EPS	Adjusted Revenue	Adjusted Operating Margin	Total Payout	Percentage Of Target Payout
Jeffrey S. Sloan	$811,620	$546,203	$748,501	$2,106,324	173%
David E. Mangum	$384,100	$258,491	$354,229	$996,820	173%
Cameron M. Bready	$283,900	$191,059	$261,821	$736,780	173%
Guido F. Sacchi	$150,300	$101,149	$138,611	$390,060	173%
David L. Green	$106,880	$71,928	$98,568	$277,376	173%
Morgan M. Schuessler(1)	—	—	—	—	—
G. Thomas Balas, Jr.	$108,550	$73,052	$100,108	$281,710	173%

(1)	Mr. Schuessler was not eligible to receive a bonus because he resigned from the company during fiscal 2015.

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to executives and other key employees throughout the company. All LTI grants are made pursuant to our 2011 Incentive Plan, which was approved by our shareholders. All grants of LTIs to our named executive officers were approved by the

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 31

Compensation Committee and based on target values consistent with the executives’ skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. LTIs align the executives’ interests with those of the shareholders by linking their compensation to our share price.

The annual LTI grants for our named executive officers represent pay opportunity for performance at the following targets in the aggregate:

Name	Performance Units	Stock Options	Restricted Stock	Total
Jeffrey S. Sloan	$2,250,000	$1,125,000	$1,125,000	$4,500,000
David E. Mangum	$775,000	$387,500	$387,500	$1,550,000
Cameron M. Bready	$625,000	$312,500	$312,500	$1,250,000
Guido F. Sacchi	$350,000	$175,000	$175,000	$700,000
David L. Green	$262,500	$131,000	$131,000	$525,000
Morgan M. Schuessler	$520,000	$260,000	$260,000	$1,040,000
G. Thomas Balas, Jr.	$262,500	$131,000	$131,000	$525,000

Approximately half of the LTIs granted to the executives for fiscal 2015 were in the form of performance units (expressed at target), approximately 25% were in the form of stock options, and approximately 25% were in the form of time-based restricted shares of common stock. The decision to change the LTI mix for fiscal 2015 was made at the discretion of the Compensation Committee, in consultation with its independent compensation consultant. In making this decision, the Compensation Committee took into account competitive market practices of peer groups companies, its belief that a blend of equity awards provides both an incentive and retention effect, and its belief that the utilization of the various LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

In addition to the annual grants described above, in September 2014, all named executive officers received a supplemental equity grant of LPUs, and Mr. Bready received a grant of restricted shares of stock in connection with his initial hire. These grants, which were outside of our annual compensation program because they are not expected to recur from year-to-year, are described in further detail under “Supplemental Awards” beginning on page 34.

Performance Units

Commencing with fiscal 2015, the Compensation Committee redesigned the structure of the performance units. The performance units granted to the named executive officers in fiscal 2015 are earned based on the growth of our annual adjusted cash EPS over a three-year performance period, in contrast to the one-year performance period applicable to performance units granted in prior years. At the beginning of the performance period, the threshold, target and maximum annual adjusted cash EPS growth rates are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior fiscal year, assuming constant currencies. At the end of the performance period, the adjusted cash EPS growth performance for each year (calculated separately based on actual cash EPS from the preceding year) is evaluated and the calculated payout percentage (0% to 200% of target) is certified by the Compensation Committee. As a result, payouts for the second and third year of the performance period will be conditioned on continued growth over a long-term period. The final payout percentage (as a percentage of target) is determined as the average of each of the three annual payout percentages. The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, provided that the Compensation Committee has previously certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

As described above, the Compensation Committee believes that adjusted cash EPS growth most closely aligns the performance of our executives with the interests of our shareholders because it is a primary metric our management uses to more clearly focus on the factors we believe are pertinent to the daily management of our

32 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

operations. Additionally, because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The following table summarizes the performance units based on financial performance metrics at target granted during fiscal 2015.

Name	Target Allocation to Performance Units	Actual Number of Performance Units Granted(1)
Jeffrey S. Sloan	$2,250,000	31,447
David E. Mangum	$775,000	10,832
Cameron M. Bready	$625,000	8,736
Guido F. Sacchi	$350,000	4,892
David L. Green	$262,500	3,669
Morgan M. Schuessler	$520,000	7,268
G. Thomas Balas, Jr.	$262,500	3,669

(1)	Calculated as the target allocation to performance units (in dollars) divided by our stock price on the grant date ($71.55).

Stock Options

As part of the redesigned program for fiscal 2015, our Compensation Committee allocated 25% of the value of the target LTI awards to stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The granted stock options vest in equal installments on each of the first three anniversaries of the grant date.

During fiscal 2015, the Compensation Committee approved the following stock option grants for each of the named executive officers:

Name	Target Allocation to Stock Options	Number of Stock Options Granted(1)
Jeffrey S. Sloan	$1,125,000	66,343
David E. Mangum	$387,500	22,852
Cameron M. Bready	$312,500	18,429
Guido F. Sacchi	$175,000	10,321
David L. Green	$131,000	7,741
Morgan M. Schuessler	$260,000	15,333
G. Thomas Balas, Jr.	$131,000	7,741

(1)	Calculated based on the closing price of our stock on the grant date and the Black-Scholes conversion ratio approved by the Compensation Committee at the time the grants were approved. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 39 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

Time-Based Restricted Stock

Our Compensation Committee also introduced time-based restricted stock to our long-term incentive plan. Restricted stock represented approximately 25% of the value of target LTI awards granted to our executives in fiscal 2015. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 33

the value of the awards to the value of our stock price. The restricted shares of stock vest in equal installments on each of the first three anniversaries of the grant date.

Our named executive officers received the following number of restricted shares as part of the annual compensation plan for fiscal 2015:

Name	Target Allocation to Restricted Stock	Number of Restricted Shares Granted(1)
Jeffrey S. Sloan	$1,125,000	15,724
David E. Mangum	$387,500	5,416
Cameron M. Bready	$312,500	4,368
Guido F. Sacchi	$175,000	2,446
David L. Green	$131,000	1,835
Morgan M. Schuessler	$260,000	3,634
G. Thomas Balas, Jr.	$131,000	1,835

(1)	Calculated as the target allocation to restricted stock (in dollars) divided by the share price as of the grant date ($71.55).

Supplemental Awards

Leveraged Performance Units

Our company has undergone a substantial transition since Mr. Sloan became our Chief Executive Officer in October 2013. Our long-term strategic vision has focused more aggressively on expanding our global footprint, organically and through acquisitions, while unifying our global culture and infrastructure to provide scalable and innovative service offerings. The composition of our executive and senior management teams has been significantly modified to implement this long-term vision. In order to better align long-term compensation opportunities for our new executive team with our shareholder returns over the next several years, on September 30, 2014 our named executive officers were granted performance-based restricted stock units that we refer to as “leveraged performance units,” or LPUs. Our management team’s execution of this long-term strategy has positively impacted our company, generating a 49.4% increase in our stock price from September 30, 2014 to May 31, 2015, compared to an increase in the S&P 500 index of only 6.8% over the same period. These awards are purely performance-based, and no awards will be earned unless, as of the end of the three-year performance period, a threshold level of annualized stock price appreciation is achieved. Further, if the threshold level is achieved, the amount earned will depend on whether our stock price growth outperformed the S&P 500 index. As explained below, two-thirds of the resulting shares will remain restricted and will vest in equal installments over an additional two-year period following the performance period to further enhance retention and support alignment with shareholders. For each named executive officer, the target award was determined as 35% of such officer’s targeted total compensation for fiscal 2015, as reported under “Compensation Discussion and Analysis—Elements of Executive Compensation Program” beginning on page 28.

The following LPUs were granted at target for our named executive officers on September 30, 2014 based on our closing stock price on that day of $69.88:

Name	Target Award(1)	Number of LPUs Granted(2)
Jeffrey S. Sloan	$2,315,250	33,132
David E. Mangum	$945,000	13,524
Cameron M. Bready	$761,250	10,894
Guido F. Sacchi	$455,000	6,512
David L. Green	$351,750	5,034
Morgan M. Schuessler	$647,500	9,266
G. Thomas Balas, Jr.	$354,375	5,072

34 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

(1)	Calculated as 35% of each named executive officer’s total targeted compensation for the fiscal 2015 annual compensation program.

(2)	Calculated as the target allocation to performance units (in dollars) divided by our stock price on the grant date ($69.88). Figures in the tables under “Compensation of Named Executive Officers” beginning on page 33 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

LPUs are earned, if at all, at the end of a three-year performance period based on both the absolute share price appreciation of our stock and the relative share price appreciation of our stock compared to the S&P 500 index. To incentivize strong relative performance of our stock price and outperformance, our Compensation Committee structured the LPUs to result in a reduced payout multiple in the event that our stock price underperforms the S&P 500 index. After the three-year performance period, one-third of any earned LPUs will convert into unrestricted shares of our common stock, and the remaining two-thirds will convert into restricted shares of our common stock that will vest in equal installments on September 30, 2018 and 2019, which is the fourth and fifth anniversary of the LPU grant date.

The appreciation of our stock or the S&P 500 index is defined as the increase in the average closing price of our stock or the S&P 500 index, as applicable, for the twenty trading days immediately preceding the first day of the performance period compared to the average closing price for the last twenty trading days of the performance period. If our annualized stock price growth during the performance period does not meet or exceed 6.0%, or the minimum performance threshold, the LPUs will not result in any payout and will be forfeited.

If our annualized stock price growth exceeds the minimum performance threshold, the LPUs will convert into a number of shares calculated as the number of LPUs awarded multiplied by the applicable multiple payout set forth in the following table, subject to the dollar amount caps described below:

Annualized Share Price Growth	Payout Multiple if Share Price Outperforms S&P 500 Index	Payout Multiple if S&P 500 Index Outperforms Share Price
6.0%	0.25	0.00
7.0%	0.44	0.00
8.0%	0.63	0.25
9.0%	0.81	0.50
10.0%	1.00	0.75
11.0%	1.50	1.00
12.0%	2.00	1.25
13.0%	2.50	1.50
14.0%	3.00	1.75
15.0%	3.50	2.00
16.0%	4.00	2.25
17.0%	4.50	2.50
18.0%	5.00	2.50
19.0%	5.00	2.50

The number of shares to be issued upon conversion of the LPUs resulting from the calculation above is subject to a cap that is based on a multiple of the target value of the award as of the grant date. Specifically, if our share price outperforms the S&P 500 index, the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed eight times the target amount (in dollars) of the award. If the S&P 500 index outperforms our share price, then the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed four times the target amount (in dollars) of the target award.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 35

Initial Award of Restricted Shares to CFO

In addition to the annual time-based restricted stock grant, Mr. Bready received an initial grant of $1,900,000 in restricted stock, or 26,081 shares, on June 30, 2014 in connection with his initial hire on that date. These restricted shares vest in equal installments over the first four anniversaries of the grant date.

Prior Year Awards of Restricted Stock Units Earned in Fiscal 2015

During fiscal 2012, 2013 and 2014, we granted TSR units, which are performance-based restricted stock units earned based on our future three-year total shareholder return compared to the constituent companies in the S&P 500 as of June 1 each year. Once the performance results are certified, TSR units convert into unrestricted shares of common stock. No TSR units were granted during fiscal 2015, but the TSR units granted during fiscal 2013, or the fiscal 2013 TSR units, were earned in fiscal 2015 and converted into unrestricted shares early in fiscal 2016.

The following table summarizes the structure of the fiscal 2013 TSR units:

Percentile in 3-Year TSR vs. Comparator Group	Resulting Shares Earned (% of Target)
90th or above	200%
70th	150%
50th	100%
30th	50%
<30th	0%

The final payout for the fiscal 2013 TSR units was 163.75%, determined based on the average of the hypothetical payouts related to our relative TSR positioning as of August 31, 2014, November 30, 2014, February 28, 2015 and May 31, 2015, using straight-line interpolation. As a result, for the 2013 TSR units, our named executive officers earned the number of units set forth below, which were converted to unrestricted shares on a one-for-one basis:

Name(1)	Fiscal 2013 TSR Units(2)
Jeffrey S. Sloan	13,754
David E. Mangum	11,979
Morgan M. Schuessler	—
G. Thomas Balas, Jr.	4,220

(1)	Our named executive officers not shown above did not receive TSR units in fiscal 2013.

(2)	Mr. Schuessler forfeited his fiscal 2013 TSR units in connection with his separation from the company during fiscal 2015.

Other Benefits

Our named executive officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including our 401(k) plan.

Perquisites offered to our named executive officers on an annual basis are limited to financial planning. These items create taxable income to the executive, which we do not gross up. In addition, we may ask named executive officers and their spouses to participate in President’s Club trips offered as rewards to certain other employees for excellent sales or other performance. We treat the expenses of spouses as taxable income to the executives. Because spousal participation is at our request and can be disruptive to other plans they may have, we gross-up that taxable income.

36 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Our named executive officers are also eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other forms of compensation. We do not make contributions to the deferred compensation plan. In fiscal 2015, none of our named executive officers made any contributions to or withdrawals from the plan. See “Compensation of Named Executive Officers—Non-Qualified Deferred Compensation Plan” on page 46 for more detail regarding the plan.

Mr. Schuessler, our former President—International, received additional benefits specifically related to his foreign assignments, and we grossed-up taxable income resulting from such benefits.

Employment Agreements

We are party to an employment agreement with all of our named executive officers. These employment agreements provide benefits to our company and, we believe, are necessary in order to attract and retain highly-qualified executives. Each named executive officer who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive, but we do not provide for any excise tax gross-ups. All of our employment agreements with named executive officers contain a term.

Messrs. Schuessler separated from the company in fiscal 2015, and Mr. Balas separated from the company in fiscal 2016. See “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” on page 47 for additional information about our employment agreements and the separation of Messrs. Schuessler and Balas from the company.

Policies and Guidelines

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees as soon as practicable after (but no earlier than) the first business day following the issuance of our earnings release for the fourth quarter of our preceding fiscal year based upon the closing price of our common stock on the grant date. Our Compensation Committee from time to time may approve supplemental or other non-recurring grants outside of our annual compensation program at any other time.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our executives. This fosters equity ownership and aligns the interests of our executives with our shareholders. Within five years of the executive’s initial appointment to his or her position, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his or her base salary, and all other executives are expected to beneficially own a number of shares at least equal to 200% of their base salary. Additionally, each executive is required to hold his or her stock or other securities until the executive has met the applicable ownership guideline.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 37

Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (other than our Chief Financial Officer). However, qualifying “performance-based” compensation will not be subject to the deduction limit if certain requirements are met. The 2011 Incentive Plan is designed to allow the Compensation Committee to grant awards that may qualify for the performance-based compensation exemption from Section 162(m), such as the performance-based restricted stock units granted in fiscal 2015. Our annual performance plan, as a subplan of the 2011 Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation. However, a number of requirements must be met for particular compensation to qualify, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2015.

COMPENSATION COMMITTEE

Alex W. Hart, Chair

William I Jacobs

Ruth Ann Marshall

John M. Partridge

38 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during the fiscal years ended May 31, 2015, 2014 and 2013, which we refer to respectively as “fiscal 2015,” “fiscal 2014” and “fiscal 2013,” for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeffrey S. Sloan	2015	$900,000	—	$6,045,511	$1,120,533	$2,106,324	$33,179	$10,205,547
Chief Executive Officer	2014	$739,333	$350,000	$3,825,841	—	$1,103,390	$41,943	$6,060,507
	2013	$618,000	—	$1,499,914	—	$535,941	$28,885	$2,682,740
David E. Mangum	2015	$575,000	—	$2,252,574	$385,970	$996,820	$29,205	$4,239,569
President and Chief Operating Officer (former principal financial officer)	2014	$530,000	$315,000	$1,293,079	—	$569,607	$27,600	$2,735,286
	2013	$530,000	$150,000	$1,306,407	—	$391,695	$28,424	$2,406,526
Cameron M. Bready	2015	$458,904	—	$3,715,644	$311,266	$736,780	$281,974	$5,504,568
EVP and Chief Financial Officer
Guido F. Sacchi	2015	$375,000	—	$1,049,899	$174,322	$390,060	$28,400	$2,017,681
EVP and Chief Information Officer	2014	$350,200	—	$505,981	—	$212,428	$21,859	$1,090,468
David L. Green	2015	$320,000	—	$799,549	$130,745	$277,376	$27,543	$1,555,213
EVP, General Counsel and Corporate Secretary
Morgan M. Schuessler	2015	$212,055	—	$1,526,874	$258,974	—	$287,357	$2,285,260
Former President—International	2014	$425,000	$200,000	$850,077	—	$386,701	$629,738	$2,491,516
	2013	$412,500	—	$858,853	—	$271,644	$38,347	$1,581,344
G. Thomas Balas, Jr.	2015	$325,000	—	$802,612	$130,745	$281,710	$28,149	$1,568,216
Former EVP and Chief Human Resources Officer	2014	$315,000	—	$505,981	—	$193,438	$29,399	$1,043,818

(1)	Represents base salary earned during the fiscal year. For Mr. Bready, the amount shown represents his annual base salary of $500,000, prorated to reflect his initial hire date of June 30, 2015. For Mr. Schuessler, the amount shown represents his annual base salary of $450,000, prorated to reflect his separation date of November 20, 2014.

(2)	This column represents the discretionary bonus amounts paid for fiscal 2014 and fiscal 2013.

(3)	This column reflects the aggregate grant date fair value of awards of restricted shares of our common stock and awards of restricted stock units (including performance units and the supplemental LPUs). The aggregate grant date fair value of awards of restricted stock units were calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures. Mr. Schuessler forfeited his unvested stock awards in connection with his separation from the company.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 39

The tables below set forth the maximum grant date fair value for all awards granted during fiscal 2015, fiscal 2014 and fiscal 2013 for which an amount less than the maximum is reflected in the table above, assuming that the highest levels of performance conditions were achieved.

	Fiscal 2015
	Performance Units		LPUs
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance	Grant Date Fair Value at Target	Value Assuming Highest Performance(a)
Jeffrey S. Sloan	$2,250,000	$4,500,000	$2,670,426	$18,522,000
David E. Mangum	$775,000	$1,550,000	$1,090,029	$7,560,000
Cameron M. Bready	$625,000	$1,250,000	$878,052	$6,090,000
Guido F. Sacchi	$350,000	$700,000	$524,865	$3,640,000
David L. Green	$262,500	$525,000	$405,738	$2,814,000
Morgan M. Schuessler	$520,000	$1,040,000	$746,836	$5,180,000	(b)
G. Thomas Balas, Jr.	$262,500	$525,000	$408,801	$2,835,000	(b)

	Fiscal 2014				Fiscal 2013
Name	Grant Date Fair Value at Target		Value Assuming Highest Performance		Grant Date Fair Value at Target		Value Assuming Highest Performance
Jeffrey S. Sloan	$3,825,841		$7,651,682		$1,499,914		$2,927,382
David E. Mangum	$1,293,079		$2,586,159		$1,306,407		$2,549,717
Cameron M. Bready		(c)		(c)		(c)		(c)
Guido F. Sacchi	$505,981		$1,011,963			(c)		(c)
David L. Green		(c)		(c)		(c)		(c)
Morgan M. Schuessler	$850,077		$1,700,153		$858,853		$1,330,367
G. Thomas Balas, Jr.	$505,981		$1,011,963			(c)		(c)

(a)	If our share price outperforms the S&P 500 index, the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed eight times the target amount (in dollars) of the award. If the S&P 500 index outperforms our share price, then the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed four times the target amount (in dollars) of the target award. The amounts shown represents eight times the target amount (in dollars) of the award. See “Compensation Discussion and Analysis—Supplemental Awards—Leveraged Performance Units” beginning on page 34 for additional information.

(b)	Mr. Schuessler forfeited his LPUs upon his separation from the company, and the number of LPUs that Mr. Balas will earn upon the conclusion of the performance period will be prorated based on the number of days during such performance period that he was employed by our company. See “Compensation of Named Executive Officers—Potential Payments Upon Termination, Retirement or Change in Control” beginning on page 47 for additional information.

(c)	Amount not reported because the individual was not a named executive officer in the applicable fiscal year.

(4)	This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. As reported in our 2015 annual report, each option’s grant date fair value of $16.89 was calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.57%, expected volatility of 23.65%, dividend yield of 0.13% and an expected life of five years. Mr. Schuessler forfeited his unvested stock options in connection with his separation from the company.

(5)	Mr. Schuessler did not receive a payout under the annual performance plan for fiscal 2015 because he resigned from the company during fiscal 2015.

40 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

(6)	This column includes the following compensation components for fiscal 2015:

Name	Company Contributions to 401(k) Plans	Relocation Expenses(a)	Perquisites Related to Foreign Assignment(b)	Other Perquisites and Personal Benefits(c)	Gross-up of Perquisites(d)	Total
Jeffrey S. Sloan	$10,400	—	—	$22,779	—	$33,179
David E. Mangum	$11,162	—	—	$18,043	—	$29,205
Cameron M. Bready	$14,394	$250,000	—	$17,580	—	$281,974
Guido F. Sacchi	$10,820	—	—	$17,580	—	$28,400
David L. Green	$9,963	—	—	$17,580	—	$27,543
Morgan M. Schuessler	$7,785	—	$160,171	—	$119,401	$287,357
G. Thomas Balas, Jr.	$10,569	—	—	$17,580	—	$28,149

(a)	Mr. Bready received a relocation allowance of $250,000 in connection with his initial hire.

(b)	Mr. Schuessler, our former President—International, resided internationally during his employment with our company during fiscal 2015. Payments related to his foreign assignment included $47,729 for aggregate relocation expenses, $106,431 for housing and utilities, $17,345 for his car lease, and $6,012 for other reimbursable expenses relating to his foreign assignment.

(c)	These perquisites and personal benefits consist of compensation related to company-sponsored financial planning services and attendance at company-sponsored events. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit.

(d)	All gross-up payments were made with respect to Mr. Schuessler’s compensation related to his foreign assignment.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 41

Grants of Plan-Based Awards in Fiscal 2015

The following table sets forth information concerning grants of plan-based awards during fiscal 2015 to our named executive officers, all of which were made pursuant to our 2011 Incentive Plan.

	Grant Date (2014)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	8/18	$607,500	$1,215,000	$2,430,000
Performance unit	8/18				15,724	31,447	62,894				$2,250,033
LPU	9/30				8,283	33,132	165,660				$2,670,426
Restricted shares	8/18							15,724			$1,125,052
Stock options	8/18								66,343	$71.55	$1,120,533
David E. Mangum
Cash	8/18	$287,500	$575,000	$1,150,000
Performance unit	8/18				5,416	10,832	21,664				$775,030
LPU	9/30				3,381	13,524	67,620				$1,090,029
Restricted shares	8/18							5,416			$387,515
Stock options	8/18								22,852	$71.55	$385,970
Cameron M. Bready
Cash	8/18	$212,500	$425,000	$850,000
Performance unit	8/18				4,368	8,736	17,472				$625,061
LPU	9/30				2,724	10,894	54,470				$878,052
Restricted shares	6/30							26,081			$1,900,001
Restricted shares	8/18							4,368			$312,530
Stock options	8/18								18,429	$71.55	$311,266
Guido F. Sacchi
Cash	8/18	$112,500	$225,000	$450,000
Performance unit	8/18				2,446	4,892	9,784				$350,023
LPU	9/30				1,628	6,512	32,560				$524,865
Restricted shares	8/18							2,446			$175,011
Stock options	8/18								10,321	$71.55	$174,322
David L. Green
Cash	8/18	$80,000	$160,000	$320,000
Performance unit	8/18				1,835	3,669	7,338				$262,517
LPU	9/30				1,259	5,034	25,170				$405,738
Restricted shares	8/18							1,835			$131,294
Stock options	8/18								7,741	$71.55	$130,745
Morgan M. Schuessler
Cash	8/18	$180,000	$360,000	$720,000
Performance unit	8/18				3,634	7,268	14,536				$520,025
LPU	9/30				2,317	9,266	46,330				$746,836
Restricted shares	8/18							3,634			$260,013
Stock options	8/18								15,333	$71.55	$258,974
G. Thomas Balas, Jr.
Cash	8/18	$81,250	$162,500	$325,000
Performance unit	8/18				1,835	3,669	7,338				$262,517
LPU	9/30				1,268	5,072	25,360				$408,801
Restricted shares	8/18							1,835			$131,294
Stock options	8/18								7,741	$71.55	$130,745

(1)	These columns reflect the threshold, target and maximum annual cash incentive opportunities under our annual performance plan. At the time of the filing of this proxy statement, the actual results were certified, and our named executive officers received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Schuessler was not eligible to receive his annual cash incentive award because he was not an employee as of May 31, 2015.

(2)

These columns reflect the number of performance units and LPUs granted in fiscal 2015 based on threshold, target and maximum award opportunities. The LPUs were awarded outside of our annual compensation program as a supplemental, non-recurring award. After a three-year performance period, our Compensation Committee will certify the results and determine the number of units that have been earned. Thereafter, all of the performance units and one-third of the LPUs will convert to unrestricted shares. The remaining two-thirds of the LPUs will convert into restricted shares that will vest in equal installments on September 30, 2018 and 2019, which is the fourth and fifth anniversary of the grant date. The threshold and maximum estimated future payout (in units) for the LPUs was calculated as 50% and 500%, respectively, of the target number of units. The maximum estimated future payout (in units) for the LPUs is also subject to a cap that is equal to eight times the grant date dollar value of the target award (assuming our stock price outperforms

42 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

the S&P 500 index) or four times the grant date dollar value of the target award (assuming the S&P 500 index outperforms our stock price). The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees until the units are converted into a stock grant at the end of the applicable performance period. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders.

(3)	This column reflects restricted shares of our common stock that will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date; provided, however, that the restricted shares granted to Mr. Bready on June 30, 2014 in connection with his initial hire will vest in equal installments on each of the first four anniversaries of the grant date, subject to continued employment on each vesting date.

(4)	These stock options will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date.

(5)	Represents the aggregate grant date fair value of equity awards granted in fiscal 2015, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 43

Outstanding Equity Awards at May 31, 2015

The following table provides the outstanding equity awards at May 31, 2015 for each of our named executive officers other than Mr. Schuessler. There were no outstanding awards for Mr. Schuessler because he was not an employee as of May 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Sloan	6/1/10	25,000	—	$41.44	6/1/20	—		—	—		—
	8/18/14	—	66,343	$71.55	8/18/24	—		—	—		—
	7/26/11	—	—	—	—	5,238	(3)	$546,742	—		—
	7/30/12	—	—	—	—	9,466	(3)	$988,061	—		—
	7/26/13	—	—	—	—	16,932	(3)	$1,767,362	—		—
	10/1/13	—	—	—	—	22,943	(3)	$2,394,790	—		—
	8/18/14	—	—	—	—	15,724	(4)	$1,641,271	—		—
	7/30/12	—	—	—	—	13,754	(5)	$1,435,643	—		—
	7/26/13	—	—	—	—	—		—	25,420	(6)	$2,653,340
	10/1/13	—	—	—	—	—		—	34,446	(6)	$3,595,473
	8/18/14	—	—	—	—	—		—	62,894	(7)	$6,564,876
	9/30/14	—	—	—	—	—		—	99,396	(8)	$10,374,954

		25,000	66,343			84,057		$8,773,869	222,156		$23,188,643

David E. Mangum	11/3/08	20,000	—	$42.03	11/3/18	—		—	—		—
	7/29/09	12,595	—	$42.18	7/29/19	—		—	—		—
	7/29/10	15,041	—	$37.40	7/29/20	—		—	—		—
	8/18/14	—	22,852	$71.55	8/18/24	—		—	—		—
	7/26/11	—	—	—	—	5,238	(3)	$546,742	—		—
	7/30/12	—	—	—	—	8,245	(3)	$860,613	—		—
	7/26/13	—	—	—	—	14,748	(3)	$1,539,396	—		—
	8/18/14	—	—	—	—	5,416	(4)	$565,322	—		—
	7/30/12	—	—	—	—	11,979	(5)	$1,250,368	—		—
	7/26/13	—	—	—	—	—		—	22,142	(6)	$2,311,182
	8/18/14	—	—	—	—	—		—	21,664	(7)	$2,261,288
	9/30/14	—	—	—	—	—		—	40,572	(8)	$4,234,905

		47,636	22,852			45,626		$4,762,441	84,378		$8,807,375

Cameron M. Bready	8/18/14	—	18,429	$71.55	8/18/24	—		—	—		—
	6/30/14	—	—	—	—	26,081	(3)	$2,722,335	—		—
	8/18/14	—	—	—	—	4,368	(4)	$455,932	—		—
	8/18/14	—	—	—	—	—		—	17,472	(7)	$1,823,727
	9/30/14	—	—	—	—	—		—	32,682	(8)	$3,411,347

		—	18,429			30,449		$3,178,267	50,154		$5,235,074

Guido F. Sacchi	8/18/14	—	10,321	$71.55	8/18/24	—		—	—		—
	7/26/11	—	—	—	—	1,138	(3)	$118,784	—		—
	7/30/12	—	—	—	—	4,408	(3)	$460,107	—		—
	7/26/13	—	—	—	—	5,771	(3)	$602,377	—		—
	8/18/14	—	—	—	—	2,446	(4)	$255,313	—		—
	7/26/13	—	—	—	—	—		—	8,664	(6)	$904,348
	8/18/14	—	—	—	—	—		—	9,784	(7)	$1,021,254
	9/30/14	—	—	—	—	—		—	19,536	(8)	$2,039,168

		—	10,321			13,763		$1,436,581	37,984		$3,964,770

David L. Green	6/2/06	3,750	—	$45.86	6/2/16	—		—	—		—
	7/31/07	1,528	—	$37.40	7/31/17	—		—	—		—
	7/29/09	1,099	—	$42.18	7/29/19	—		—	—		—
	7/29/10	1,323	—	$37.40	7/29/20	—		—	—		—
	8/18/14	—	7,741	$71.55	8/18/24	—		—	—		—
	7/26/11	—	—	—	—	310	(3)	$32,358	—		—
	7/30/12	—	—	—	—	1,374	(3)	$143,418	—		—
	7/26/13	—	—	—	—	1,138	(3)	$118,784	—		—
	8/18/14	—	—	—	—	1,835	(4)	$191,537	—		—
	8/18/14	—	—	—	—	—		—	7,338	(7)	$765,940
	9/30/14	—	—	—	—	—		—	15,102	(8)	$1,576,347

		7,700	7,741			4,657		$486,097	22,440		$2,342,287

44 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
G. Thomas Balas, Jr.	7/31/08	1,129	—	$44.29	7/31/18	—		—	—		—
	7/29/09	2,198	—	$42.18	7/29/19	—		—	—		—
	7/29/10	2,646	—	$37.40	7/29/20	—		—	—		—
	8/18/14	—	7,741	$71.55	8/18/24	—		—	—		—
	7/26/11	—	—	—	—	646	(3)	$67,429	—		—
	7/30/12	—	—	—	—	2,904	(3)	$303,120	—		—
	7/26/13	—	—	—	—	5,771	(3)	$602,377	—		—
	8/18/14	—	—	—	—	1,835	(4)	$191,537	—		—
	7/30/12	—	—	—	—	4,220	(5)	$440,484	—		—
	7/26/13	—	—	—	—	—		—	8,664	(6)	$904,348
	8/18/14	—	—	—	—	—		—	7,338	(7)	$765,940
	9/30/14	—	—	—	—	—		—	15,216	(8)	$1,588,246

		5,973	7,741			15,376		$1,604,947	31,218		$3,258,534

(1)	All stock options were granted pursuant to our amended and restated 2000 Long-Term Incentive Plan, our amended and restated 2005 Incentive Plan or our 2011 Incentive Plan. All stock options granted prior to fiscal 2015 vest in equal installments on each of the first four anniversaries of the grant date. All stock options granted in fiscal 2015 vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on May 29, 2015 of $104.38.

(3)	Represents shares of restricted stock that vest in equal installments on each of the first four anniversaries of the grant date.

(4)	Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date.

(5)	Represents restricted shares of our common stock that were issued on July 30, 2015 upon the conversion of TSR units originally granted on July 30, 2012, or the fiscal 2013 TSR units. These TSR units vested on July 30, 2015 based on a performance period that ended on May 31, 2015. Per SEC rules, these TSR units are shown in this table as time-based awards because, as of May 31, 2015, the performance period had concluded, but the TSR units had not yet vested and were subject to continued employment. On July 30, 2015, the TSR units converted to unrestricted shares. See “Compensation Discussion and Analysis—Prior Year Awards of Restricted Stock Units Earned in Fiscal 2015” beginning on page 36 for additional information about these TSR units.

(6)	Represents TSR units granted during fiscal 2014, or the fiscal 2014 TSR units. These TSR units were granted on July 26, 2013 and, with respect to Mr. Sloan, on October 1, 2013, and will vest on July 26, 2016 and October 1, 2016, respectively, based on a three-year performance period ending May 31, 2016. As a result of actual performance during the first two years of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on May 29, 2015.

(7)	Represents performance units granted during fiscal 2015. These performance units are earned based on the growth of our annual adjusted cash EPS over each year (calculated separately) in the three-year performance period ending May 31, 2017. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, or August 18, 2017, provided that the Compensation Committee has previously certified the performance results described above. As a result of actual performance during the first year of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on May 29, 2015. See “Compensation Discussion and Analysis—Long-Term Incentive Plan—Performance Units” beginning on page 32 for additional information about these performance units.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 45

(8)	Represents LPUs granted on September 30, 2014 as a non-recurring, supplemental award. LPUs are earned at the end of a three-year performance period based on the absolute share price appreciation of our stock and the relative share price appreciation of our stock compared to the S&P 500 index. After the three-year performance period, one-third of any earned LPUs will convert into unrestricted shares of our common stock, and the remaining two-thirds will convert into restricted shares of our common stock that will vest in equal installments on September 30, 2018 and 2019, which is the fourth and fifth anniversary of the LPU grant date. Based on our actual performance during the first year of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at a payout multiple of 300% of the target award (in units) and the fair value of those shares based on the closing price of our common stock on May 29, 2015. See “Compensation Discussion and Analysis—Supplemental Awards—Leveraged Performance Units” beginning on page 34 for additional information about the LPUs.

Stock Options Exercised and Stock Vested in Fiscal 2015

The following table provides information on options exercised and stock awards that vested in fiscal 2015. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey S. Sloan	—	—	38,737	$2,711,936
David E. Mangum	—	—	21,979	$1,572,626
Cameron M. Bready	—	—	—	—
Guido F. Sacchi	—	—	5,267	$375,543
David L. Green	—	—	1,678	$119,649
Morgan M. Schuessler	14,172	$607,497	13,699	$980,031
G. Thomas Balas, Jr.	—	—	4,625	$330,286

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value of the shares on the vesting date.

Non-Qualified Deferred Compensation Plan

Our named executive officers are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan. Mr. Sloan is our only named executive officer who participates.

The following table provides information on deferred compensation under the deferred compensation plan for each named executive officer during fiscal 2015. There were no contributions, withdrawals or distributions during fiscal 2015. Aggregate earnings are not includable in the summary compensation table above because they were not above-market or preferential earnings.

Name	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Jeffrey S. Sloan	$5,389	$84,292
David E. Mangum	—	—
Cameron M. Bready	—	—
Guido F. Sacchi	—	—
David L. Green	—	—
Morgan M. Schuessler	—	—
G. Thomas Balas, Jr.	—	—

46 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Pension Benefits for Fiscal 2015

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility provisions. The retirement plan was closed to new participants beginning June 1, 1998, and none of our named executive officers were hired before that date.

Potential Payments Upon Termination, Retirement or Change in Control

This section explains the payments that we have paid or may be required to pay in connection with the separation of Messrs. Schuessler and Balas from the company, as well as the post-employment benefits that each of our other named executive officers would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

Separation of Mr. Schuessler

Mr. Schuessler resigned from the company effective November 20, 2014. Pursuant to his employment agreement, Mr. Schuessler received accrued salary and benefits through November 20, 2014, but did not receive any severance payments or benefits in connection with his resignation.

Separation of Mr. Balas

After the end of fiscal 2015, Mr. Balas ceased serving as Executive Vice President and Chief Human Resources Officer, but remained employed by our company until August 31, 2015. The compensation that Mr. Balas has received or will receive, as applicable, in connection with his departure is limited to, and does not exceed, the compensation that he was entitled to receive pursuant to his employment agreement, which includes the following:

•	Mr. Balas will receive a lump sum cash payment of $162,500, representing his base salary for a six-month period, which will be made to Mr. Balas on March 1, 2016. In addition, commencing on March 31, 2016, seven months after his separation date, he will continue to receive his base salary, payable bi-weekly, for a period of up to an additional 12 months (or $325,000 in the aggregate for the 12-month period), provided that these payments will cease if he becomes employed by one of our competitors during the 18-month period following his separation date or if he violates any of the restrictive covenants.

•	Mr. Balas received his cash incentive plan award for fiscal 2015 of $281,710, representing 173% of target performance levels.

•	All of the restricted shares of our common stock that Mr. Balas owned as of August 31, 2015 vested as of that date. As of August 31, 2015, Mr. Balas owned 6,522 unvested shares of our common stock. The value of these shares based on the closing price of our stock on August 31, 2015 was $726,486.

•	All of the stock options that Mr. Balas owned as of August 31, 2015 and that would have become exercisable on or before August 31, 2017 vested as of August 31, 2015. As of August 31, 2015, Mr. Balas owned 5,161 stock options that would have vested on or before August 31, 2017. The intrinsic value of these options on August 31, 2015, based on the closing price of our stock on that date, was $205,614.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 47

•	Mr. Balas’ TSR units that he received in fiscal 2014 will remain outstanding, and after the Compensation Committee certifies the results at the end of the performance period, Mr. Balas will receive 50% of the number of shares that would have vested based on actual performance. Assuming a maximum payout multiple as a result of actual performance during the first two years of the three-year performance period, Mr. Balas would receive 4,332 unrestricted shares valued at $482,541 based on the closing price of our stock as of August 31, 2015. Mr. Balas’ TSR units that he received in fiscal 2013 were earned as of May 31, 2015 and converted to unrestricted shares on July 30, 2015, prior to his separation date.

•	Mr. Balas’ performance units that he received in fiscal 2015 will remain outstanding, and after the Compensation Committee certifies the results at the end of the performance period, Mr. Balas will receive 50% of the number of shares that would have vested based on actual performance. Assuming a maximum payout multiple as a result of actual performance during the first year of the three-year performance period, his performance units would convert into 3,669 unrestricted shares valued at $408,690 based on the closing price of our stock on August 31, 2015.

•	For the LPUs, after the Compensation Committee certifies the results at the end of the three-year performance period, the number of units that Mr. Balas will earn will be prorated based on the number of days in the performance period that he was employed by our company. The resulting number of earned units will be converted into an equal number of unrestricted shares of our common stock. Thus, assuming a 300% payout multiple as a result of actual performance during the first year of the three-year performance period, after proration, the units would convert into 4,642 unrestricted shares valued at $517,072 based on the closing price of our stock on August 31, 2015.

•	We will pay Mr. Balas’ COBRA premiums for health care coverage until August 31, 2016 (or sooner if he obtains health care coverage from a new employer), estimated at $21,382.

•	Mr. Balas did not receive a grant of performance units during fiscal 2016 and waived his cash incentive plan award for fiscal 2016.

In the case of Mr. Balas’ death or disability, the payments referred to above will be paid to him or his estate in the same form and manner as would have been paid to him absent his death or disability.

Employment Agreements with Our Other Named Executive Officers

During fiscal 2015, each of our other named executive officers was a party to an employment agreement with our company. These agreements are for an initial term of three years and are automatically extended for one additional year on their second year anniversary and each year thereafter unless either party provides notice of non-renewal before such anniversary date. The expiration dates for the initial employment periods are set forth below:

Name	Expiration of Initial Employment Period
Jeffrey S. Sloan	May 31, 2013
David E. Mangum	May 31, 2013
Cameron M. Bready	June 29, 2017
Guido F. Sacchi	November 30, 2016
David L. Green	November 30, 2016

Each of these agreements prohibits the executive from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the termination of employment. In addition, if the executive’s employment is terminated, the executive has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the executive’s employment is terminated as a result of our company’s decision not to extend the employment agreement.

These employment agreements may be terminated by us at any time for “cause” (as defined below) or for no reason or by the executive with or without “good reason” (as defined below). The employment agreements will also terminate upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may

48 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

be delayed for such time as may be necessary to avoid a violation of Code Section 409A. “Cause,” as defined in the employment agreement, generally means (i) the failure by the executive to perform substantially his or her responsibilities after a cure period of ten business days, (ii) fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the executive’s ability to perform, (iv) employment discrimination, harassment, conflicts of interest, retaliation, competition with our company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. “Good reason,” as defined in the employment agreement, generally means (a) an assignment of the executive to a materially different position, (b) a change in the person to whom the executive reports, (c) a reduction of the executive’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits, (d) a failure of our company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) a requirement that the executive be based in any location other than that which is initially specified in the agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.    If, prior to a change in control or on or after the second anniversary of a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the separation date, plus a pro-rata portion of his or her annual incentive bonus for the fiscal year of separation, based upon actual performance against certified pre-established bonus targets.

•	We will continue to pay the executive’s base salary for six months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to six months of the executive’s base salary on the date that is six months and one day after the separation date, in each case provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants), we will continue to pay the executive’s base salary, provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards will vest as of the separation date, and the stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the separation date.

•	The executive’s performance-based restricted stock units (other than the LPUs, which are described below) will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance period in which the separation date falls, the executive will receive 50% of the number of shares that would have vested based on actual performance.

•	LPUs will remain outstanding, and, after the Compensation Committee certifies the results at the end of the three-year performance period, the number of earned units will be based on actual performance, prorated based on the number of days in the three-year performance period that the executive was employed. The resulting number of earned units will be converted into an equal number of unrestricted shares of our common stock.

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.    If, within 24 months after a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the date of termination.

•	We will pay the executive 200% of the amount of the executive’s then-current base salary as a lump sum payment or payments, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive 200% of the amount of the executive’s then-current target bonus opportunity, payable nine months after the separation date, provided that the executive does not violate any restrictive covenants.

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 49

•	We will pay the executive a pro-rated annual incentive bonus for the fiscal year in which the termination occurs based on (i) the executive’s then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (ii) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred.

•	For a period of up to 18 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards and stock options will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•	The executive’s performance-based restricted stock units (other than LPUs, which are described below) will convert into fully-vested shares of our common stock based on (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred.

•	If the date of the change in control occurs during the performance period and while the executive remains employed by our company, the number of earned LPUs will be the greater of (i) the number of units that would have been earned based on actual performance as of the effective date of the change in control and (ii) the target award. The number of earned units would then convert into an equal number of time-based restricted shares that would vest in equal installments on September 30, 2018 and 2019.

The executive also will be eligible for comparable benefits if his or her employment is terminated without cause or if he or she resigns for good reason in anticipation of a change-in-control transaction. The agreements specify that a termination or resignation is in anticipation of a change-in-control transaction if it occurs after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than nine months after termination of the executive’s employment.

Death or Disability.    Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of death or disability, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (other than LPUs) will convert into fully-vested shares of our common stock based upon assumed performance at the target level. The number of earned LPUs will be determined based on actual performance as of the date of termination, prorated based on the number of days in the three-year performance period preceding the termination date, and converted into unrestricted and restricted shares following our Compensation Committee’s certification of performance results as described above.

Retirement.    Whether or not a change in control occurs, if the executive’s employment is terminated by reason of his or her retirement, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (other than LPUs) will convert into fully-vested shares of our common stock based on actual performance as certified by the Compensation Committee at the end of the performance cycle. Any outstanding LPUs will be treated in the same manner as a termination without cause or resignation for good reason, as described above.

Termination for Cause or Resignation Without Good Reason.    If we terminate the executive for cause, or if the executive resigns without good reason, the executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment.    Our compensation arrangements with our executives are “double trigger,” meaning that in order for the vesting of any of an executive’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control. As a result, if there is no such termination or resignation, then the vesting of the executive’s awards will not be accelerated in connection with the change in control.

50 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Potential Payments Table

The following table sets forth the potential post-employment payments that are described above for each of our named executive officers other than Messrs. Schuessler and Balas, for whom the actual post-separation benefits are described above. The potential payments to our named executive officers (other than Messrs. Schuessler and Balas) are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on May 31, 2015. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $104.48 closing price on May 29, 2015, the last trading day of fiscal 2015. The value of health care continuation is based on COBRA 2015 rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)		Termination Without Cause or Resignation for Good Reason (Change in Control)(1)		Death or Disability		Retirement		Termination for Cause; Resignation Without Good Reason
Jeffrey S. Sloan
Base salary severance	$1,350,000		$1,800,000		$—		$—		$—
Annual cash incentive bonus	2,106,324		1,215,000		—		—		—
Other cash severance	—		2,430,000		—		—		—
Restricted stock acceleration	7,338,227		7,338,227		7,338,227		7,338,227		—
Stock option acceleration	1,452,027		2,178,041		2,178,041		2,178,041		—
Performance-based RSUs	9,417,548	(2)	31,540,856	(3)	11,105,093	(4)	16,542,180	(5)	—
COBRA	29,787		44,681		—		—		—

Total	$21,693,913		$46,546,805		$20,621,361		$26,058,448		$—

David E. Mangum
Base salary severance	$862,500		$1,150,000		$—		$—		$—
Annual cash incentive bonus	996,820		575,000		—		—		—
Other cash severance	—		1,150,000		—		—		—
Restricted stock acceleration	3,512,074		3,512,074		3,512,074		3,512,074		—
Stock option acceleration	500,154		750,231		750,231		750,231		—
Performance-based RSUs	3,847,359	(2)	12,880,942	(3)	4,609,734	(4)	6,758,742	(5)	—
COBRA	29,787		44,681		—		—		—

Total	$9,748,694		$20,062,928		$8,872,039		$11,021,047		$—

Cameron M. Bready
Base salary severance	$750,000		$1,000,000		$—		$—		$—
Annual cash incentive bonus	736,780		425,000		—		—		—
Other cash severance	—		850,000		—		—		—
Restricted stock acceleration	3,178,267		3,178,267		3,178,267		3,178,267		—
Stock option acceleration	403,349		605,024		605,024		605,024		—
Performance-based RSUs	1,665,800	(2)	7,509,306	(3)	2,168,495	(4)	2,577,664	(5)	—
COBRA	21,276		31,914		—		—		—

Total	$6,755,472		$13,599,511		$5,951,786		$6,360,955		$—

Guido F. Sacchi
Base salary severance	$562,500		$750,000		$—		$—		$—
Annual cash incentive bonus	390,060		225,000		—		—		—
Other cash severance	—		450,000		—		—		—
Restricted stock acceleration	1,436,582		1,436,582		1,436,582		1,436,582		—
Stock option acceleration	225,892		338,838		338,838		338,838		—
Performance-based RSUs	1,413,514	(2)	5,324,215	(3)	1,713,920	(4)	2,376,315	(5)	—
COBRA	29,787		44,681		—		—		—

Total	$4,058,335		$8,569,316		$3,489,340		$4,151,735		$—

David L. Green
Base salary severance	$480,000		$640,000		$—		$—		$—
Annual cash incentive bonus	277,376		160,000		—		—		—
Other cash severance	—		320,000		—		—		—
Restricted stock acceleration	486,098		486,098		486,098		486,098		—
Stock option acceleration	169,425		254,137		254,137		254,137		—
Performance-based RSUs	731,391	(2)	3,393,185	(3)	963,636	(4)	1,114,361	(5)	—
COBRA	29,787		44,681		—		—		—

Total	$2,174,077		$5,298,101		$1,703,871		$1,854,596		$—

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 51

(1)	Assumes a change in control occurred on May 31, 2015, immediately followed by the executive’s termination.

(2)	Amount reflects 50% of the number of shares that would be issued at (i) the maximum payout levels (200% of target) for the performance units granted in fiscal 2015, (ii) the maximum payout levels (200% of target) for the fiscal 2014 TSR units, and (iii) the actual payout levels (163.75% of target) for the fiscal 2013 TSR units. For LPUs, the number of units earned depends on the performance during the three-year performance period, prorated based on the number of days in the performance period for which the executive is employed by our company. Thus, the amount shown reflects the prorated number of shares that would be issued at a 300% payout multiple, which is the next highest payout multiple based on actual performance from the grant date through the end of fiscal 2015.

(3)	Amount reflects the number of shares that would be issued at (i) the maximum payout levels (200% of target) for the performance units granted in fiscal 2015, (ii) the maximum payout levels (200% of target) for the fiscal 2014 TSR units, and (iii) the actual payout levels (163.75% of target) for the fiscal 2013 TSR units. For LPUs, the number of units earned is determined based on actual performance through the effective date of the change in control (without proration); thus, the amount shown reflects the number of shares that would be issued at a 500% payout multiple, which is based on the actual, annualized growth rate of our stock price from the grant date of September 30, 2014 through the end of fiscal 2015.

(4)	Amount reflects the number of shares that would be issued at target payout levels for the performance units granted in fiscal 2015, the fiscal 2014 TSR units and the fiscal 2013 TSR units. For LPUs, the number of units earned is determined based on actual performance through the date of the death of disability, prorated based on the number of the days in the performance period preceding the date of the death or disability. Thus, the amount shown reflects the prorated number of shares that would be issued at a 500% payout multiple, which is based on the actual, annualized growth rate of our stock price from the grant date of September 30, 2014 through the end of fiscal 2015.

(5)	Amount reflects the number of shares that would be issued at (i) the maximum payout levels (200% of target) for the performance units granted in fiscal 2015, (ii) the maximum payout levels (200% of target) for the fiscal 2014 TSR units, and (iii) the actual payout levels (163.75% of target) for the fiscal 2013 TSR units. For LPUs, the number of units earned depends on the performance during the three-year performance period, prorated based on the number of days in the performance period for which the executive is employed by our company. Thus, the amount shown reflects the prorated number of shares that would be issued at a 300% payout multiple, which is the next highest payout multiple based on actual performance from the grant date through the end of fiscal 2015.

52 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Proposal Three: Ratification of Reappointment of Auditors

The Audit Committee recommends, and the board of directors selects, our independent public accountants. The Audit Committee has recommended that Deloitte & Touche LLP, or Deloitte, who served during the fiscal year ended May 31, 2015, be selected for the fiscal year ending May 31, 2016, or fiscal 2016, and the board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the ratification of Deloitte as independent public accountants for fiscal 2016. If the appointment of Deloitte is not ratified by the shareholders, the board will consider the selection of other independent public accountants for fiscal 2016.

A representative of Deloitte will be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

The Audit Committee of the board is composed of three directors, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations section of our website at www.globalpaymentsinc.com. The board has determined that Michael W. Trapp is an “audit committee financial expert” as defined by the rules of the SEC.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2015. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K for the year ended May 31, 2015 filed with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chair

Gerald J. Wilkins

Alan M. Silberstein

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 53

Auditor Fees

The following table presents the aggregate fees billed for professional services rendered by Deloitte during fiscal 2015 and fiscal 2014:

	2015	2014
Audit fees	$3,333,650	$3,556,302
Audit-related fees	—	—
Tax fees	141,150	358,000
Other fees	—	—

Total	$3,474,800	$3,914,302

Audit fees.    Audit fees represent fees billed by Deloitte for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit Fees” disclosed above.

Tax fees.    Tax fees represent fees billed by Deloitte for tax compliance, tax advice and tax planning services. In fiscal year 2015, $60,800 of Deloitte’s tax fees were for tax return preparation and compliance, and $80,350 were for tax consulting and advisory services. In fiscal year 2014, $58,000 of Deloitte’s tax fees were for tax return preparation and compliance, and $300,000 were for tax consulting and advisory services.

Other fees.    Other fees include fees billed for products or services provided by Deloitte, other than the services described above.

Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

54 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Additional Information

Relationships and Related Party Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a D&O Questionnaire, to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between us and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and our company that may create a conflict of interest with us, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. Any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K must be approved or ratified by the Audit Committee. There were no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K since June 1, 2014.

Non-GAAP Financial Measures

We supplement our earnings per share determined in accordance with generally accepted accounting principles in the United States (“GAAP”) by providing earnings per share on a “cash earnings” basis, or cash EPS, to assist with evaluating our company’s performance. In addition to GAAP measures, our management uses this and other non-GAAP measures to focus on the factors we believe are pertinent to the daily management of our operations. Specifically, management uses cash EPS, together with other metrics, to set goals for and measure the performance of our business and (after making certain additional adjustments as described herein) to determine incentive compensation. Our cash EPS should be considered in addition to, and not as a substitute for, GAAP diluted earnings per share. Our measure of cash EPS reflects management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

Reconciliations of cash EPS to GAAP diluted earnings per share for fiscal 2015 and fiscal 2014 are set forth below (per share):

	2015	2014
GAAP diluted earnings per share	$4.12	$3.37
Processing system intrusion(1)	—	(0.06)
Cash earnings adjustments(2)	0.67	0.50
Other adjustments(3)	0.06	0.30

Cash EPS	$4.85	$4.12

(1)	Represents insurance proceeds associated with the fiscal 2012 processing system intrusion and the related income tax provision.

(2)	Represents adjustments to exclude acquisition-related intangible amortization expense and the related income tax benefit.

(3)

For fiscal 2015, the amount shown represents adjustments to exclude payments to certain U.K. customers related to a vendor outage, charges related to employee termination benefits, non-cash losses from the retirement of property and equipment, a transaction-related tax associated with the acquisition of Realex, certain business tax assessments in the United States for prior periods, a gain on the sale of our Russia ATM business, the reversal of previously recorded interest expense associated with a previously uncertain tax position, and the related income tax effects of each. For fiscal 2014, the amount shown represents adjustments to exclude the acceleration of equity awards and other costs associated with the retirement of our former Chairman and Chief Executive Officer, a credit related to the sale of an interest in our Brazil business and a subsequent charge associated with our retained interest, costs associated with the debt refinancing we completed in February 2014, non-cash losses from the retirement of property and

GLOBAL PAYMENTS INC. | 2015 Proxy Statement  – 55

equipment, charges related to employee termination benefits, interest expense related to dividends declared by the holder of a redeemable noncontrolling interest in a joint venture, and the related income tax effects of each.

Annual Report on Form 10-K

A copy of our 2015 annual report, including the financial statements and financial statement schedules (but without exhibits) for the fiscal year ended May 31, 2015, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, our 2015 annual report is available on the SEC’s web site at www.sec.gov.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8234.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during fiscal 2015, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), with the following exceptions: One Form 4 with respect to an exercise of stock options by Mr. Jacobs was not timely filed, and one Form 4 with respect to the conversion of earned restricted stock units to restricted shares for Mr. Sloan was not timely filed. All transactions not timely reported as described above were subsequently reported, and all errors described above have been corrected in subsequent filings.

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the annual meeting.

56 – GLOBAL PAYMENTS INC. | 2015 Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on November 17, 2015.

Vote by Internet • Go to www.envisionreports.com/GPN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Elect two directors:	For	Against	Abstain		For	Against	Abstain	+
	01 - William I Jacobs, Class III	☐	☐	☐	02 - Alan M. Silberstein, Class III	☐	☐	☐

		For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2015.	☐	☐	☐

		For	Against	Abstain

3.	Ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon and date below. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Directions to Global Payments Corporate Headquarters

Global Payments Inc.

10 Glenlake Parkway NE, North Tower

Atlanta, GA 30328-3473

770.829.8000

Using GA 400 North, take exit 5B (Sandy Springs) and drive west on Abernathy Road about one block. Turn right on Glenlake Parkway. 10 Glenlake Parkway is the first drive on the left. The North Tower is the building to your right upon entering the circular drive.

Using GA 400 South, take exit 5 (Abernathy Road) and follow instructions above.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GLOBAL PAYMENTS INC.

2015 ANNUAL SHAREHOLDER MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes Jeffrey S. Sloan and David L. Green, and each of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway NE, North Tower, Atlanta, Georgia 30328, on November 18, 2015, at 9:00 a.m., EST (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2015 Annual Meeting of Shareholders and Proxy Statement, both dated September 25, 2015, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the advisory vote on the compensation of the Company’s named executive officers, “FOR” Proposal 3 relating to the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.

If you are voting by telephone or the Internet, please do not mail your proxy.